                        SECURITIES EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              File No. 005-56295

             -----------------------------------------------------

                                SCHEDULE 13D/A
                                (Rule 13d-101)

                                Amendment No. 6

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                  RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(a)


                         The Goldman Sachs Group, Inc.

                             ---------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share

                          ---------------------------
                        (Title of Class of Securities)

                                  38141G 10 4

                             ---------------------
                                (CUSIP Number)

                                Robert J. Katz
                                Gregory K. Palm
                                James B. McHugh
                         The Goldman Sachs Group, Inc.
                                85 Broad Street
                           New York, New York 10004
                           Telephone: (212) 902-1000

                             --------------------
         (Name, Address and Telephone Number of Persons Authorized to
                      Receive Notices and Communications)

                                August 3, 2000

                             --------------------
            (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                        (Continued on following pages)

----------------------------------
CUSIP NO. 38141G 10 4                                              13D
----------------------------------
------------------------------------------------------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
------------------------------------------------------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     As to a group consisting solely of Covered Persons(1)                                                      (a)    [x]
     As to a group consisting of persons other than Covered Persons                                             (b)    [x]
------------------------------------------------------------------------------------------------------------------------------
3.  SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------
4.  SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
     (Applies to each person listed on Appendix A.)
------------------------------------------------------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each            [ ]
     person listed on Appendix A.)
------------------------------------------------------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
------------------------------------------------------------------------------------------------------------------------------
                                                     7.  SOLE VOTING POWER (See Item 6)
                     NUMBER OF                           As to Covered Shares, 0
                       SHARES                            As to Uncovered Shares, as stated in Appendix A
                    BENEFICIALLY                    --------------------------------------------------------------------------
                      OWNED BY                       8.  SHARED VOTING POWER (See Item 6) (Applies to each
                     REPORTING                           person listed on Appendix A.)
                       PERSON                            251,529,643 Covered Shares held by Covered Persons
                        WITH                             5,109 Uncovered Shares held by Covered Persons(3)
                                                         1,510,376 Other Uncovered Shares held by Covered Persons(4)
                                                         10,987,710 shares held by KAA(5)
                                                         16,243,610 shares held by SBCM(5)/(6)
                                                    --------------------------------------------------------------------------
                                                     9.  SOLE DISPOSITIVE POWER (See Item 6)
                                                         As to Covered Shares, less than 1%
                                                         As to Uncovered Shares, as stated in Appendix A
                                                    --------------------------------------------------------------------------
                                                     10.  SHARED DISPOSITIVE POWER (See Item 6):
                                                          As to Covered Shares, 0
                                                          As to Uncovered Shares, as stated in Appendix A
------------------------------------------------------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                               253,045,128(7)
------------------------------------------------------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                             [x](7)
     SHARES (Applies to each person listed on Appendix A.)
------------------------------------------------------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                         56.6%(7)
------------------------------------------------------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the caption "Trusts"; PN as to persons listed in Appendix A under the caption
     "Partnerships"; CO as to persons listed in Appendix A under the caption
     "Corporations"; IN as to all other persons listed in Appendix A.

---------------
(1)  For a definition of this term, please see Item 2.

(2)  For a definition of this term, please see Item 3.

(3)  These are Uncovered Shares also described in Row 7 which each Covered
     Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered
     Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 88 private charitable foundations established by 88 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule
     13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

(6)  The 16,243,610 shares held by SBCM include 7,440,362 shares of Nonvoting
     Common Stock held by SBCM, which are immediately convertible into Common Stock on a one-for-one basis. Please see the separate Schedule 13D filed by SBCM and any amendments thereto for information relating to such shares. Each Covered Person disclaims beneficial ownership as to the Nonvoting Common Stock held by SBCM.

(7)  Excludes 10,987,710 and 16,243,610 shares of Common Stock held by KAA and
     SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                     APPENDIX A




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Bradley I. Abelow                                            0                0                    0                     0
Peter C. Aberg                                               0                0                    0                     0
Paul M. Achleitner                      Austria              0                0                    0                     0
Alberto F. Ades                        Argentina             0                0                    0                     0
Gregory A. Agran                                             0                0                    0                     0
Raanan A. Agus                                               0                0                    0                     0
Jonathan R. Aisbitt                       UK                 0                0                    0                     0
Elliot M. Alchek                                             0                0                    0                     0
Andrew M. Alper                                              0                0                    0                     0
Philippe J. Altuzarra                   France               0                0                    0                     0
Lay Pheng Ang                          Singapore             0                0                    0                     0
Kazutaka P. Arai                       North Korea/
                                       South Korea           0                0                    0                     0
David M. Atkinson                         UK                 0                0                    0                     0
Mitchel J. August                                            0                0                    0                     0
Armen A. Avanessians                                         0                0                    0                     0
Dean C. Backer                                               0                0                    0                     0
Michiel J. Bakker                   The Netherlands          0                0                    0                     0
Mark E. Bamford                                              0                0                    0                     0
John S. Barakat                                              0                0                    0                     0
Barbara J. Basser-Bigio                                      0                0                    0                     0
Carl-Georg Bauer-Schlichtegroll         Germany              0                0                    0                     0
David Baum                                                   0                0                    0                     0
Patrick Y. Baune                        France               0                0                    0                     0
Robert A. Beckwitt                                           0                0                    0                     0
Jonathan A. Beinner                                          0                0                    0                     0
Ron E. Beller                                                0                0                    0                     0
Tarek M. Ben Halim                   Saudi Arabia            0                0                    0                     0
Jaime I. Bergel                          Spain               0                0                    0                     0
Milton R. Berlinski                 The Netherlands          0                0                    0                     0
Andrew S. Berman                                             0                0                    0                     0
Frances R. Bermanzohn                                        0                0                    0                     0
Stuart N. Bernstein                                          0                0                    0                     0
Robert A. Berry                           UK                 0                0                    0                     0
Jean-Luc Biamonti                       Monaco               0                0                    0                     0
James J. Birch                            UK                 0                0                    0                     0
Lloyd C. Blankfein                                           0                0                    0                     0
David W. Blood                                               0                0                    0                     0
Randall A. Blumenthal                                        0                0                    0                     0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
David R. Boles                                               0                   0                    0                    0
Alison L. Bott                          UK                   0                   0                    0                    0
Charles W.A. Bott                       UK                   0                   0                    0                    0
Charles C. Bradford III                                      0                   0                    0                    0
Benjamin S. Bram                                             0                   0                    0                    0
Thomas C. Brasco                                             0                   0                    0                    0
Daniel G. Brennan                                            0                   0                    0                    0
Peter L. Briger, Jr.                                         0                   0                    0                    0
Craig W. Broderick                                           0                   0                    0                    0
Richard J. Bronks                       UK                   0                   0                    0                    0
Charles K. Brown                        UK                   0                   0                    0                    0
James K. Brown                                               0                   0                    0                    0
Peter D. Brundage                                            0                   0                    0                    0
Sholom Bryski                                                0                   0                    0                    0
John J. Bu                                                   0                   0                    0                    0
Lawrence R. Buchalter                                        0                   0                    0                    0
Mark J. Buisseret                       UK                   0                   0                    0                    0
Steven M. Bunson                                             0                   0                    0                    0
Timothy B. Bunting                      UK                   0                   0                    0                    0
Andrew J. Burke-Smith                 Canada                 0                   0                    0                    0
Calvert C. Burkhart                                          0                   0                    0                    0
Michael S. Burton                       UK                   0                   0                    0                    0
George H. Butcher III                                        0                   0                    0                    0
Mary D. Byron                                                0                   0                    0                    0
Lawrence V. Calcano                                          0                   0                    0                    0
Elizabeth V. Camp                                            0                   0                    0                    0
John D. Campbell                                             0                   0                    0                    0
Laurie G. Campbell                    Canada                 0                   0                    0                    0
Richard M. Campbell-Breeden             UK                   0                   0                    0                    0
Carmine C. Capossela                                         0                   0                    0                    0
Mark M. Carhart                                              0                   0                    0                    0
Anthony H. Carpet                                            0                   0                    0                    0
Michael J. Carr                                              0                   0                    0                    0
Christopher J. Carrera                                       0                   0                    0                    0
Virginia E. Carter                                           0                   0                    0                    0
Calvin R. Carver, Jr.                                        0                   0                    0                    0
Mary Ann Casati                                              0                   0                    0                    0
Chris Casciato                                               0                   0                    0                    0
Douglas W. Caterfino                                         0                   0                    0                    0
Michael J. Certo                                             0                   0                    0                    0
Varkki P. Chacko                     USA/India               0                   0                    0                    0
David K. Chang                        Taiwan                 0                   0                    0                    0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Thomas P. Chang                                            0                    0                     0                    0
Sacha A. Chiaramonte                Germany                0                    0                     0                    0
Andrew A. Chisholm                   Canada                0                    0                     0                    0
Robert J. Christie                                         0                    0                     0                    0
Peter T. Cirenza                                           0                    0                     0                    0
Kent A. Clark                        Canada                0                    0                     0                    0
Zachariah Cobrinik                                         0                    0                     0                    0
Abby Joseph Cohen                                          0                    0                     0                    0
Lawrence H. Cohen                                          0                    0                     0                    0
Marc I. Cohen                                              0                    0                     0                    0
Gary D. Cohn                                               0                    0                     0                    0
Christopher A. Cole                                        0                    0                     0                    0
Timothy J. Cole                                            0                    0                     0                    0
Laura C. Conigliaro                                        0                    0                     0                    0
Liam Connell                                               0                    0                     0                    0
Thomas G. Connolly                Ireland/USA              0                    0                     0                    0
Frank T. Connor                                            0                    0                     0                    0
Donna L. Conti                                             0                    0                     0                    0
Karen R. Cook                          UK                  0                    0                     0                    0
Edith W. Cooper                                            0                    0                     0                    0
Philip A. Cooper                                           0                    0                     0                    0
Carlos A. Cordeiro                                         0                    0                     0                    0
Henry Cornell                                              0                    0                     0                    0
E. Gerald Corrigan                                         0                    0                     0                    0
Jon S. Corzine                                             0                    0                     0                    0
Claudio Costamagna                   Italy                 0                    0                     0                    0
Frank L. Coulson, Jr.                                      0                    0                     0                    0
Kenneth Courtis                                            0                    0                     0                    0
Randolph L. Cowen                                          0                    0                     0                    0
Neil D. Crowder                                            0                    0                     0                    0
Eduardo A. Cruz                                            0                    0                     0                    0
John P. Curtin, Jr.                                        0                    0                     0                    0
John W. Curtis                                             0                    0                     0                    0
Stephen C. Daffron                                         0                    0                     0                    0
John S. Daly                        Ireland                0                    0                     0                    0
Philip M. Darivoff                                         0                    0                     0                    0
Matthew S. Darnall                                         0                    0                     0                    0
Timothy D. Dattels                   Canada                0                    0                     0                    0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Gavyn Davies                            UK                   0               0                     0                      0
Michael G. De Lathauwer               Belgium                0               0                     0                      0
David A. Dechman                                             0               0                     0                      0
Mark Dehnert                                                 0               0                     0                      0
Paul C. Deighton                        UK                   0               0                     0                      0
James Del Favero                     Australia               0               0                     0                      0
Juan A. Del Rivero                     Spain                 0               0                     0                      0
Robert V. Delaney, Jr.                                       0               0                     0                      0
Joseph Della Rosa                                            0               0                     0                      0
Emanuel Derman                                               0               0                     0                      0
Martin R. Devenish                      UK                   0               0                     0                      0
Andrew C. Devenport                     UK                   0               0                     0                      0
Stephen D. Dias                         UK                   0               0                     0                      0
Armando A. Diaz                                              0               0                     0                      0
Alexander C. Dibelius                 Germany                0               0                     0                      0
Paul M. DiNardo                                              0               0                     0                      0
Simon P. Dingemans                      UK                   0               0                     0                      0
Sandra D'Italia                                              0               0                     0                      0
Michele I. Docharty                                          0               0                     0                      0
Paula A. Dominick                                            0               0                     0                      0
Noel B. Donohoe                       Ireland                0               0                     0                      0
Jana Hale Doty                                               0               0                     0                      0
Robert G. Doumar, Jr.                                        0               0                     0                      0
Thomas M. Dowling                                            0               0                     0                      0
John O. Downing                                              0               0                     0                      0
Michael B. Dubno                                             0               0                     0                      0
Connie K. Duckworth                                          0               0                     0                      0
William C. Dudley                                            0               0                     0                      0
Brian J. Duffy                                               0               0                     0                      0
Matthieu B. Duncan                                           0               0                     0                      0
C. Steven Duncker                                            0               0                     0                      0
Karlo J. Duvnjak                      Canada                 0               0                     0                      0
Jay S. Dweck                                                 0               0                     0                      0
Gordon E. Dyal                                               0               0                     0                      0
Isabelle Ealet                        France                 0               0                     0                      0
Glenn P. Earle                          UK                   0               0                     0                      0
Paul S. Efron                                                0               0                     0                      0
Herbert E. Ehlers                                            0               0                     0                      0
Alexander S. Ehrlich                                         0               0                     0                      0
John E. Eisenberg                                            0               0                     0                      0
Edward K. Eisler                      Austria                0               0                     0                      0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Glenn D. Engel                                              0                 0                   0                       0
Davide G. Erro                         Italy                0                 0                   0                       0
Michael P. Esposito                                         0                 0                   0                       0
George C. Estey                        Canada               0                 0                   0                       0
Mark D. Ettenger                                            0                 0                   0                       0
Bruce J. Evans                                              0                 0                   0                       0
J. Michael Evans                       Canada               0                 0                   0                       0
W. Mark Evans                          Canada               0                 0                   0                       0
Charles P. Eve                           UK                 0                 0                   0                       0
Brian F. Farr                                               0                 0                   0                       0
Elizabeth C. Fascitelli                                     0                 0                   0                       0
Jeffrey F. Fastov                                           0                 0                   0                       0
Pieter Maarten Feenstra           The Netherlands           0                 0                   0                       0
Steven M. Feldman                                           0                 0                   0                       0
Laurie R. Ferber                                            0                 0                   0                       0
Robert P. Fisher, Jr.                                       0                 0                   0                       0
Lawton W. Fitt                                              0                 0                   0                       0
Stephen C. Fitzgerald                Australia              0                 0                   0                       0
Thomas M. Fitzgerald III                                    0                 0                   0                       0
Daniel M. Fitzpatrick                                       0                 0                   0                       0
James A. Fitzpatrick                                        0                 0                   0                       0
David N. Fleischer                                          0                 0                   0                       0
David B. Ford                                               0                 0                   0                       0
Edward C. Forst                                             0                 0                   0                       0
George B. Foussianes                                        0                 0                   0                       0
Oliver L. Frankel                                           0                 0                   0                       0
Matthew T. Fremont-Smith                                    0                 0                   0                       0
Christopher G. French                    UK                 0                 0                   0                       0
Richard A. Friedman                                         0                 0                   0                       0
Matthias K. Frisch                  Switzerland             0                 0                   0                       0
C. Douglas Fuge                                             0                 0                   0                       0
Shirley Fung                             UK                 0                 0                   0                       0
Joseph D. Gatto                                             0                 0                   0                       0
Emmanuel Gavaudan                      France               0                 0                   0                       0
Nicholas J. Gaynor                       UK                 0                 0                   0                       0
Eduardo B. Gentil                                           0                 0                   0                       0
Peter C. Gerhard                                            0                 0                   0                       0
Nomi P. Ghez                         Israel/USA             0                 0                   0                       0
Scott A. Gieselman                                          0                 0                   0                       0
H. John Gilbertson, Jr.                                     0                 0                   0                       0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Joseph H. Gleberman                                           0              0                    0                       0
Richard J. Gnodde                   Ireland/South             0              0                    0                       0
                                        Africa
Jeffrey B. Goldenberg                                         0           2,860(8)                0                     2,860(8)
Jacob D. Goldfield                                            0              0                    0                       0
James S. Golob                                                0              0                    0                       0
Amy O. Goodfriend                                             0              0                    0                       0
Jay S. Goodgold                                               0              0                    0                       0
Andrew M. Gordon                                              0              0                    0                       0
Anthony J. Gordon                                             0              0                    0                       0
Robert D. Gottlieb                                            0              0                    0                       0
Frank J. Governali                                            0              0                    0                       0
Lorenzo Grabau                          Italy                 0              0                    0                       0
Geoffrey T. Grant                                             0              0                    0                       0
William M. Grathwohl                                          0              0                    0                       0
David J. Greenwald                                            0              0                    0                       0
Louis S. Greig                            UK                  0              0                    0                       0
Peter W. Grieve                                               0              0                    0                       0
Christopher Grigg                         UK                  0              0                    0                       0
Douglas C. Grip                                               0              0                    0                       0
Eric P. Grubman                                               0              0                    0                       0
Celeste A. Guth                                               0              0                    0                       0
Joseph D. Gutman                                              0              0                    0                       0
Erol Hakanoglu                          Turkey                0              0                    0                       0
Roger C. Harper                                               0              0                    0                       0
Charles T. Harris III                                         0              0                    0                       0
Robert S. Harrison                                            0              0                    0                       0
Shelley A. Hartman                                            0              0                    0                       0
Paul R. Harvey                                                0              0                    0                       0
Arthur J. Hass                                                0              0                    0                       0
Nobumichi Hattori                       Japan                 0              0                    0                       0
Stephen J. Hay                            UK                  0              0                    0                       0
Walter H. Haydock                                             0              0                    0                       0
Isabelle Hayen                         Belgium                0              0                    0                       0
Keith L. Hayes                            UK                  0              0                    0                       0
Thomas J. Healey                                              0              0                    0                       0
John P. Heanue                                                0              0                    0                       0
Robert C. Heathcote                       UK                  0              0                    0                       0


---------------------------------
(8) Shared with family members.




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Sylvain M. Hefes                       France                0                0                       0                    0
David B. Heller                                              0                0                       0                    0
Steven M. Heller                                             0                0                       0                    0
R. Douglas Henderson                                         0                0                       0                    0
David L. Henle                                               0                0                       0                    0
Mary C. Henry                                                0                0                       0                    0
Raimund W. Herden                     Germany                0                0                       0                    0
Bruce A. Heyman                                              0                0                       0                    0
Robert E. Higgins                                            0                0                       0                    0
Joanne M. Hill                                               0                0                       0                    0
M. Roch Hillenbrand                                          0                0                       0                    0
Maykin Ho                                                    0                0                       0                    0
Timothy E. Hodgson                     Canada                0                0                       0                    0
Jacquelyn M. Hoffman-Zehner            Canada                0                0                       0                    0
Christopher G. Hogg               New Zealand/USA            0                0                       0                    0
Daniel E. Holland III                                        0                0                       0                    0
Teresa E. Holliday                                           0                0                       0                    0
Gregory T. Hoogkamp                                          0                0                       0                    0
Thomas J. Hopkins                                            0                0                       0                    0
Robert D. Hormats                                            0                0                       0                    0
Robert G. Hottensen, Jr.                                     0                0                       0                    0
Michael R. Housden                       UK                  0                0                       0                    0
Paul J. Huchro                                               0                0                       0                    0
James A. Hudis                                               0                0                       0                    0
Terry P. Hughes                       Ireland                0                0                       0                    0
Bimaljit S. Hundal                       UK                  0                0                       0                    0
Edith A. Hunt                                                0                0                       0                    0
Susan J. Hunt                            UK                  0                0                       0                    0
Fern Hurst                                                   0                0                       0                    0
Robert J. Hurst                                              0                0                       0                    0
Toni Infante                                                 0                0                       0                    0
Francis J. Ingrassia                                         0                0                       0                    0
Timothy J. Ingrassia                                         0                0                       0                    0
Masahiro Iwano                         Japan                 0                0                       0                    0
Raymond J. Iwanowski                                         0                0                       0                    0
William L. Jacob III                                         0                0                       0                    0
Mark M. Jacobs                                               0                0                       0                    0
Richard I. Jaffee                                            0                0                       0                    0
Reuben Jeffery III                                           0                0                       0                    0
Stefan J. Jentzsch                    Germany                0                0                       0                    0
Dan H. Jester                                                0                0                       0                    0
Daniel J. Jick                                               0                0                       0                    0
Robert H. Jolliffe                       UK                  0                0                       0                    0
Andrew J. Jonas                                              0                0                       0                    0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Robert C. Jones                                                0              0                       0                    0
Chansoo Joung                                                  0              0                       0                    0
Andrew J. Kaiser                                               0              0                       0                    0
Ann F. Kaplan                                                  21             0                       21                   0
Barry A. Kaplan                                                0              0                       0                    0
David A. Kaplan                                                0              0                       0                    0
Jason S. Kaplan                                                0              0                       0                    0
Robert S. Kaplan                                               0              0                       0                    0
Scott B. Kapnick                                               0              0                       0                    0
Erland S. Karlsson                      Sweden                 0              0                       0                    0
James M. Karp                                                  0              0                       0                    0
Richard Katz                                                   0              0                       0                    0
Robert J. Katz                                                 0              0                       0                    0
Sofia Katzap                                                   0              0                       0                    0
David K. Kaugher                                               0              0                       0                    0
Tetsuya Kawano                          Japan                  0              0                       0                    0
R. Mark Keating                                                0              0                       0                    0
John L. Kelly                                                  0              0                       0                    0
Kevin W. Kennedy                                               0              0                       0                    0
Thomas J. Kenny                                                0              0                       0                    0
Lawrence S. Keusch                                             0              0                       0                    0
Rustom N. Khandalavala                                         0              0                       0                    0
Peter D. Kiernan III                                           0              0                       0                    0
James T. Kiernan, Jr.                                          0              0                       0                    0
Sun Bae Kim                             Canada                 0              0                       0                    0
Douglas W. Kimmelman                                           0              0                       0                    0
Colin E. King                           Canada                 0              0                       0                    0
Robert C. King, Jr.                                            0              0                       0                    0
Adrian P. Kingshott                       UK                   0              0                       0                    0
Timothy M. Kingston                                            0              0                       0                    0
Lincoln Kinnicutt                                              0              0                       0                    0
Ewan M. Kirk                              UK                   0              0                       0                    0
Daniel H. Klebes II                                            0              0                       0                    0
Michael K. Klingher                                            0              0                       0                    0
Craig A. Kloner                                                0              0                       0                    0
Jonathan R. Knight                        UK                   0              0                       0                    0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Bradford C. Koenig                                            0                0                   0                    0
Mark J. Kogan                                                 0                0                   0                    0
Stanley Kogelman                                              0                0                   0                    0
Jonathan L. Kolatch                                           0                0                   0                    0
Richard E. Kolman                                             0                0                   0                    0
David J. Kostin                                               0                0                   0                    0
Koji Kotaka                             Japan                 0                0                   0                    0
Peter S. Kraus                                                0               15(9)                0                   15(9)
Lawrence Kutscher                                             0                0                   0                    0
Christoph M. Ladanyi                   Austria                0                0                   0                    0
Peggy A. Lamb                                                 0                0                   0                    0
David  G. Lambert                                             0                0                   0                    0
Thomas K. Lane                                                0                0                   0                    0
Pierre F. Lapeyre, Jr.                                        0                0                   0                    0
Bruce M. Larson                                               0                0                   0                    0
Thomas D. Lasersohn                                           0                0                   0                    0
Anthony D. Lauto                                              0                0                   0                    0
John J. Lauto                                                 0                0                   0                    0
Matthew Lavicka                                               0                0                   0                    0
David N. Lawrence                                             0                0                   0                    0
Peter Layton                                                  0                0                   0                    0
Susan R. Leadem                                               0                0                   0                    0
Andrew D. Learoyd                         UK                  0                0                   0                    0
Chang-Ho J. Lee                    USA/South Korea            0                0                   0                    0
Donald C. Lee                                                 0                0                   0                    0
Kenneth H. M. Leet                                            0                0                   0                    0
Anthony J. Leitner                                            0                0                   0                    0
Paulo C. Leme                                                 0                0                   0                    0
Hughes B. Lepic                         France                0                0                   0                    0
Alan B. Levande                                               0                0                   0                    0
Ronald S. Levin                                               0                0                   0                    0
Jack Levy                                                     0                0                   0                    0
Thomas B. Lewis, Jr.                                          0                0                   0                    0
Mark E. Leydecker                                             0                0                   0                    0
Matthew G. L'Heureux                                          0                0                   0                    0
Gwen R. Libstag                                               0                0                   0                    0
Stephen C. Lichtenauer                                        0                0                   0                    0
Roger A. Liddell                          UK                  0                0                   0                    0
Richard J. Lieb                                               0                0                   0                    0
Mitchell J. Lieberman                                         0                0                   0                    0
Syaru Shirley Lin                                             0                0                   0                    0
Josephine Linden                          UK                  0                0                   0                    0
Lawrence H. Linden                                            0                0                   0                    0
Robert Litterman                                              0                0                   0                    0


--------------------------------
(9) Shared with family members.




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Robert H. Litzenberger                                         0              0                        0                   0
David McD A. Livingstone              Australia                0              0                        0                   0
Douglas F. Londal                                              0              0                        0                   0
Jacques M. Longerstaey               USA/Belgium               0              0                        0                   0
Jonathan M. Lopatin                                            0              0                        0                   0
Francisco Lopez-Balboa                                         0              0                        0                   0
Victor M. Lopez-Balboa                                         0              0                        0                   0
Antigone Loudiadis                        UK                   0              0                        0                   0
C. Richard Lucy                                                0              0                        0                   0
Michael C. Luethke                                             0              0                        0                   0
Kevin L. Lundeen                                               0              0                        0                   0
Michael R. Lynch                                               0              0                        0                   0
Shogo Maeda                             Japan                  0              0                        0                   0
John A. Mahoney                                                0              0                        0                   0
Sean O. Mahoney                                                0              0                        0                   0
Russell E. Makowsky                                            0              0                        0                   0
Peter G. C. Mallinson                     UK                   0              0                        0                   0
Kathleen M. Maloney                                            0              0                        0                   0
Charles G. R. Manby                       UK                   0              0                        0                   0
Robert S. Mancini                                              0              0                        0                   0
Barry A. Mannis                                                0              0                        0                   0
Arthur S. Margulis, Jr.                                        0              0                        0                   0
Jorge O. Mariscal                       Mexico                 0              0                        0                   0
Richard J. Markowitz                                           0              0                        0                   0
Ronald G. Marks                                                0              0                        0                   0
Robert J. Markwick                        UK                   0              0                        0                   0
Eff W. Martin                                                  0              0                        0                   0
Jacques Martin                          Canada                 0              0                        0                   0
John J. Masterson                                              0              0                        0                   0
David J. Mastrocola                                            0              0                        0                   0
Kathy M. Matsui                                                0              0                        0                   0
Tadanori Matsumura                      Japan                  0              0                        0                   0
Heinz Thomas Mayer                     Germany                 0              0                        0                   0
Thomas J. McAdam                                               0              0                        0                   0
Richard F. McArdle                                             0              0                        0                   0
Theresa E. McCabe                                              0              0                        0                   0
Joseph M. McConnell                                            0              0                        0                   0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Mark E. McGoldrick                                           0               0                        0                     0
Joseph P. McGrath Jr.                                        0               0                        0                     0
Stephen J. McGuinness                                        0               0                        0                     0
John C. McIntire                                             0               0                        0                     0
John W. McMahon                                              0               0                        0                     0
Geraldine F. McManus                                         0               0                        0                     0
Richard P. McNeil                       Jamaica              0               0                        0                     0
Audrey A. McNiff                                             0               0                        0                     0
Anne Welsh McNulty                                           0               0                        0                     0
John P. McNulty                                              0               0                        0                     0
E. Scott Mead                                                0               0                        0                     0
David M. Meerschwam                       The                0               0                        0                     0
                                       Netherlands
Sanjeev K. Mehra                         India               0               0                        0                     0
Michael C. Melignano                                         0               0                        0                     0
Amos Meron                             USA/Israel            0               0                        0                     0
T. Willem Mesdag                                             0               0                        0                     0
Andrew L. Metcalfe                         UK                0               0                        0                     0
Michael R. Miele                                             0               0                        0                     0
Gunnar T. Miller                                             0               0                        0                     0
Kenneth A. Miller                                            0               0                        0                     0
Therese L. Miller                                            0               0                        0                     0
James E. Milligan                                            0               0                        0                     0
Eric M. Mindich                                              0               0                        0                     0
Peter A. Mindnich                                            0               0                        0                     0
Edward S. Misrahi                        Italy               0               0                        0                     0
Steven T. Mnuchin                                            0               0                        0                     0
Kurt C. Mobley                                               0               0                        0                     0
Masanori Mochida                         Japan               0               0                        0                     0
Karsten N. Moller                       Denmark              0               0                        0                     0
Thomas K. Montag                                             0               0                        0                     0
Wayne L. Moore                                               0               0                        0                     0
Yukihiro Moroe                           Japan               0               0                        0                     0
Robert B. Morris III                                         0               0                        0                     0
Michael P. Mortara                                           0               0                        0                     0
Jennifer Moses                                               0               0                        0                     0
Jeffrey M. Moslow                                            0               0                        0                     0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Sharmin Mossavar-Rahmani               UK                  0                    0                    0                    0
Gregory T. Mount                                           0                    0                    0                    0
Ian Mukherjee                          UK                  0                    0                    0                    0
Edward A. Mule                                             0                    0                    0                    0
Eric D. Mullins                                            0                    0                    0                    0
Donald J. Mulvihill                                        0                    0                    0                    0
Patrick E. Mulvihill                 Ireland               0                    0                    0                    0
Richard A. Murley                      UK                  0                    0                    0                    0
Philip D. Murphy                                          43                    0                   43                    0
Thomas S. Murphy, Jr.                                      0                    0                    0                    0
Gaetano J. Muzio                                           0                    0                    0                    0
Michiya Nagai                         Japan                0                    0                    0                    0
Gabrielle U. Napolitano                                    0                    0                    0                    0
Avi M. Nash                                                0                    0                    0                    0
Trevor P. Nash                         UK                  0                    0                    0                    0
Warwick M. Negus                    Australia              0                    0                    0                    0
Daniel M. Neidich                                         22                    0                   22                    0
Kipp M. Nelson                                             0                    0                    0                    0
Robin Neustein                                             0                    0                    0                    0
Duncan L. Niederauer                                       0                    0                    0                    0
Susan M. Noble                         UK                  0                    0                    0                    0
Suok J. Noh                                                0                    0                    0                    0
Suzanne M. Nora Johnson                                    0                    0                    0                    0
Christopher K. Norton                                      0                    0                    0                    0
Michael E. Novogratz                                       0                    0                    0                    0
Jay S. Nydick                                              0                    0                    0                    0
Katherine K. Oakley                                        0                    0                    0                    0
Alok Oberoi                           India                0                    0                    0                    0
David Ogens                                                0                    0                    0                    0
Jinsuk T. Oh                       South Korea             0                    0                    0                    0
John C. O'Hara                                             0                    0                    0                    0
Terence J. O'Neill                     UK                  0                    0                    0                    0
Timothy J. O'Neill                                         0                    0                    0                    0
Richard T. Ong                      Malaysia               0                    0                    0                    0
Ronald M. Ongaro                                           0                    0                    0                    0
Donald C. Opatrny, Jr.                                     0                    0                    0                    0
Daniel B. O'Rourke                                         0                    0                    0                    0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Robert J. O'Shea                                             0                    0                   0                   0
Joel D. Ospa                                                 0                    0                   0                   0
Greg M. Ostroff                                              0                    0                   0                   0
Terence M. O'Toole                                           0                    0                   0                   0
Robert J. Pace                                               0                    0                   0                   0
Robert N. Packer                                             0                    0                   0                   0
Gregory K. Palm                                              0                    0                   0                   0
Mukesh K. Parekh                                             0                    0                   0                   0
Geoffrey M. Parker                                           0                    0                   0                   0
Melissa B. Patrusky                                          0                    0                   0                   0
Henry M. Paulson, Jr.                                        0                    0                   0                   0
David B. Philip                                              0                    0                   0                   0
Paul A. Phillips                                             0                    0                   0                   0
Alberto M. Piedra, Jr.                                       0                    0                   0                   0
Stephen R. Pierce                                            0                    0                   0                   0
Philip J. Pifer                                              0                    0                   0                   0
Scott M. Pinkus                                              0                    0                   0                   0
Timothy C. Plaut                      Germany                0                    0                   0                   0
Andrea Ponti                         Italy/USA               0                    0                   0                   0
Ellen R. Porges                                              0                    0                   0                   0
Wiet H. M. Pot                    The Netherlands            0                    0                   0                   0
Michael J. Poulter                      UK                   0                    0                   0                   0
John J. Powers                                               0                    0                   0                   0
Richard H. Powers                                            0                    0                   0                   0
Michael A. Price                                             0                    0                   0                   0
Scott Prince                                                 0                    0                   0                   0
Nomi M. Prins                                                0                    0                   0                   0
Goran V. Puljic                                              0                    0                   0                   0
Alok Puri                               UK                   0                    0                   0                   0
Kevin A. Quinn                                               0                    0                   0                   0
Stephen D. Quinn                                             0                    0                   0                   0
John J. Rafter                        Ireland                0                    0                   0                   0
Jonathan Raleigh                                             0                    0                   0                   0
Dioscoro-Roy I. Ramos              Phillippines              0                    0                   0                   0
Gregory G. Randolph                                          0                    0                   0                   0
Charlotte P. Ransom                     UK                   0                    0                   0                   0
Michael G. Rantz                                             0                    0                   0                   0
Joseph Ravitch                                               0                    0                   0                   0
Girish V. Reddy                                              0                    0                   0                   0
Arthur J. Reimers III                                        0                    0                   0                   0
Anthony John Reizenstein                UK                   0                    0                   0                   0
James P. Riley, Jr.                                          0                    0                   0                   0
Kimberly E. Ritrievi                                         0                    0                   0                   0
John Rizner                                                  0                    0                   0                   0
Simon M. Robertson                      UK                   0                    0                   0                   0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
J. David Rogers                                            0                   0                   0                     0
John F. W. Rogers                                          0                   0                   0                     0
Emmanuel Roman                     France                  0                   0                   0                     0
Eileen P. Rominger                                         0                   0                   0                     0
Pamela P. Root                                             0                   0                   0                     0
Ralph F. Rosenberg                                         0                   0                   0                     0
Jacob D. Rosengarten                                       0                   0                   0                     0
Richard J. Rosenstein                                      0                   0                   0                     0
Ivan Ross                                                  0                   0                   0                     0
Stuart M. Rothenberg                                       0                   0                   0                     0
Stuart R. Rubenstein                                       0                   0                   0                     0
Michael S. Rubinoff                                        0                   0                   0                     0
Ernest H. Ruehl, Jr.                                       0                   0                   0                     0
Paul M. Russo                                              0                   0                   0                     0
Richard M. Ruzika                                          0                   0                   0                     0
Jeri Lynn Ryan                                             0                   0                   0                     0
John C. Ryan                                               0                   0                   0                     0
Michael D. Ryan                                            0                   0                   0                     0
Katsunori Sago                      Japan                  0                   0                   0                     0
Pablo J. Salame                    Ecuador                 0                   0                   0                     0
J. Michael Sanders                                         0                   0                   0                     0
Allen Sangines-Krause              Mexico                  0                   0                   0                     0
Richard A. Sapp                                            0                   0                   0                     0
Joseph Sassoon                     Israel                  0                   0                   0                     0
Tsutomu Sato                        Japan                 240                  0                  240                    0
Muneer A. Satter                                           0                   0                   0                     0
Jonathan S. Savitz                                         0                   0                   0                     0
Peter Savitz                                               0                   0                   0                     0
Paul S. Schapira                    Italy                  0                   0                   0                     0
P. Sheridan Schechner                                    1,000                 0                 1,000                   0
Gary B. Schermerhorn                                       0                   0                   0                     0
Mitchell I. Scherzer               Canada                  0                   0                   0                     0
Howard B. Schiller                                         0                   0                   0                     0
Jeffrey W. Schroeder                                       0                   0                   0                     0
Antoine Schwartz                   France                  0                   0                   0                     0
Eric S. Schwartz                                           0                   0                   0                     0
Harvey M. Schwartz                                         0                   0                   0                     0
Mark Schwartz                                              0                   0                   0                     0
Steven M. Scopellite                                       0                   0                   0                     0
David J. Scudellari                                        0                   0                   0                     0
Charles B. Seelig, Jr.                                     0                   0                   0                     0
Karen D. Seitz                                             0                   0                   0                     0
Randolph Sesson, Jr.                                       0                   0                   0                     0
Steven M. Shafran                                          0                   0                   0                     0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Richard S. Sharp                        UK                    0              0                     0                         0
John P. Shaughnessy                                           0              0                     0                         0
Robert J. Shea, Jr.                                           0              0                     0                         0
James M. Sheridan                                             0              0                     0                         0
Richard G. Sherlund                                           0              0                     0                         0
Michael S. Sherwood                     UK                    0              0                     0                         0
Michael H. Siegel                                             0              0                     0                         0
Howard A. Silverstein                                         0              0                     0                         0
Richard P. Simon                                              0              0                     0                         0
Victor R. Simone, Jr.                                         0              0                     0                         0
Dinakar Singh                                                 0              0                     0                         0
Ravi M. Singh                                                 0              0                     0                         0
Ravi Sinha                          India/USA                 0              0                     0                         0
Allen W. Sinsheimer                                           0              0                     0                         0
Edward M. Siskind                                             0              0                     0                         0
Christian J. Siva-Jothy                 UK                    0              0                     0                         0
Mark F. Slaughter                                             0              0                     0                         0
Linda J. Slotnick                                             0              0                     0                         0
Cody J Smith                                                  0              0                     0                         0
Derek S. Smith                                                0              0                     0                         0
Michael M. Smith                                              0              0                     0                         0
Sarah E. Smith                          UK                    0              0                     0                         0
Trevor A. Smith                         UK                    0              0                     0                         0
Randolph C. Snook                                             0             8(10)                  0                        8(10)
Jonathan S. Sobel                                             0              0                     0                         0
David M. Solomon                                              0              0                     0                         0
Judah C. Sommer                                               0              0                     0                         0
Theodore T. Sotir                                             0              0                     0                         0
Daniel L. Sparks                                              0              0                     0                         0
Marc A. Spilker                                               0              0                     0                         0
Daniel W. Stanton                                             0              0                     0                         0
Esta E. Stecher                                               0              0                     0                         0
Cathrine S. Steck                                             0              0                     0                         0
Fredric E. Steck                                              0              0                     0                         0
Robert K. Steel                                               0              0                     0                         0
Robert S. Stellato                                            0              0                     0                         0
Joseph P. Stevens                                             0              0                     0                         0
Raymond S. Stolz                                              0              0                     0                         0
Steven H. Strongin                                            0              0                     0                         0
Andrew J. Stuart                    Australia                 0              0                     0                         0


----------------------------------
(10) Shared with family members.




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
Patrick Sullivan                                               0                    0                   0                     0
Hsueh J. Sung                           Taiwan                 0                    0                   0                     0
George M. Suspanic                       Spain                 0                    0                   0                     0
Peter D. Sutherland S.C.                Ireland                0                    0                   0                     0
Andrew M. Swinburne                       UK                   0                    0                   0                     0
Gene T. Sykes                                                  0                    0                   0                     0
Shahriar Tadjbakhsh                                            0                    0                   0                     0
Ronald K. Tanemura                      UK/USA                 0                    0                   0                     0
John H. Taylor                                                 0                    0                   0                     0
Robert E. Taylor                                               0                    0                   0                     0
Greg W. Tebbe                                                  0                    0                   0                     0
Kiyotaka Teranishi                       Japan                 0                    0                   0                     0
Mark R. Tercek                                                 0                    0                   0                     0
Donald F. Textor                                               0                    0                   0                     0
John A. Thain                                                  0                    0                   0                     0
Darren S. Thompson                                             0                    0                   0                     0
John L. Thornton                                               0                    0                   0                     0
Rory T. Tobin                           Ireland                0                    0                   0                     0
Daisuke Toki                             Japan                 0                    0                   0                     0
Massimo Tononi                           Italy                 0                    0                   0                     0
John R. Tormondsen                                             0                    0                   0                     0
Leslie C. Tortora                                              0                    0                   0                     0
John L. Townsend III                                           0                    0                   0                     0
Mark J. Tracey                            UK                   0                    0                   0                     0
Stephen S. Trevor                                              0                    0                   0                     0
Byron D. Trott                                                 0                    0                   0                     0
Michael A. Troy                                                0                    0                   0                     0
Donald J. Truesdale                                            0                    0                   0                     0
Robert B. Tudor III                                            0                    0                   0                     0
Thomas E. Tuft                                                 0                    0                   0                     0
John Tumilty                              UK                   0                    0                   0                     0
Barry S. Turkanis                                              0                    0                   0                     0
Malcolm B. Turnbull                    Australia              554                   0                  554                    0
Christopher H. Turner                                          0                    0                   0                     0
Thomas B. Tyree, Jr.                                           0                    0                   0                     0
Harkanwar Uberoi                         India                 0                    0                   0                     0
Kaysie P. Uniacke                                              0                    0                   0                     0
John E. Urban                                                  0                    0                   0                     0
Hugo H. Van Vredenburch             The Netherlands            0                    0                   0                     0
Lee G. Vance                                                   0                    0                   0                     0
Corrado P. Varoli                       Canada                 0                    0                   0                     0
John J. Vaske                                                  0                    0                   0                     0




                                     ITEM 6                               ITEM 8                                       ITEM 10
                                   CITIZENSHIP           ITEM 7           SHARED                ITEM 9                 SHARED
                                  (UNITED STATES       SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
David A. Viniar                                            0                  0                    0                     0
Barry S. Volpert                                           0                  0                    0                     0
George H. Walker IV                                        0                  0                    0                     0
Thomas B. Walker III                                       0                  0                    0                     0
Berent A. Wallendahl                   Norway              0                  0                    0                     0
David R. Walton                          UK                0                  0                    0                     0
Hsueh-Ming Wang                                            0                  0                    0                     0
Patrick J. Ward                                            0                  0                    0                     0
Haruko Watanuki                        Japan               0                  0                    0                     0
Edward F. Watts, Jr.                                       0                300(11)                0                   300(11)
David M. Weil                                              0                  0                    0                     0
John S. Weinberg                                           0                  0                    0                     0
Peter A. Weinberg                                          0                  0                    0                     0
Helge Weiner-Trapness                  Sweden              0                  0                    0                     0
Mark S. Weiss                                              0                  0                    0                     0
George W. Wellde, Jr.                                      0                  0                    0                     0
Bradley W. Wendt                                           0                  0                    0                     0
Lance N. West                                              0                  0                    0                     0
Peter Wheeler                            UK                0                  0                    0                     0
Barbara A. White                                           0                  0                    0                     0
A. Carver Wickman                                          0                  0                    0                     0
Susan A. Willetts                                          0                  0                    0                     0
Anthony G. Williams                      UK                0                  0                    0                     0
Christopher G. Williams                  UK                0                  0                    0                     0
Gary W. Williams                                           0                  0                    0                     0
Todd A. Williams                                           0                  0                    0                     0
John S. Willian                                            0                  0                    0                     0
Kenneth W. Willman                                         0                  0                    0                     0
Kevin D. Willsey                                           0                  0                    0                     0
Andrew F. Wilson                          New              0                  0                    0                     0
                                        Zealand
Kendrick R. Wilson III                                     0                  0                    0                     0
Jon Winkelried                                             0                  0                    0                     0
Steven J. Wisch                                            0                  0                    0                     0
Michael S. Wishart                                         0                  0                    0                     0
Richard E. Witten                                          0                  0                    0                     0
William H. Wolf, Jr.                                       0                  0                    0                     0
Tracy R. Wolstencroft                                      0                  0                    0                     0
Zi Wang Xu                            Canada/              0                  0                    0                     0
                                    China (PRC)
Richard A. Yacenda                                         0                  0                    0                     0
Tetsufumi Yamakawa                     Japan               0                  0                    0                     0
Yasuyo Yamazaki                        Japan               11                 0                    11                    0
Anne Yang                                                  0                  0                    0                     0
Xiang-Dong Yang                     China (PRC)            0                  0                    0                     0


-------------------------------------
(11) Shared with family members.

     ITEM 1                         ITEM 6                    ITEM 7          ITEM 8                ITEM 9              ITEM 10
NAMES OF REPORTING                CITIZENSHIP               SOLE VOTING       SHARED                 SOLE                SHARED
   PERSONS                      (UNITED STATES               POWER OF       VOTING POWER          DISPOSITIVE          DISPOSITIVE
------------------                  UNLESS                  UNCOVERED       OF UNCOVERED           POWER OF             POWER OF
                                  OTHERWISE                  SHARES           SHARES               UNCOVERED           UNCOVERED
                                  INDICATED)             -------------    -------------             SHARES               SHARES
                              -----------------                                                 ---------------      --------------
Danny O. Yee                                                     0                   0                   0                    0
Jaime E. Yordan                                                  0                   0                   0                    0
W. Thomas York, Jr.                                              0                   0                   0                    0
Paul M. Young                                                    0                   0                   0                    0
Richard M. Young                                                 0                   0                   0                    0
Michael J. Zamkow                                                0                  35(12)               0                   35(12)
Paolo Zannoni                             Italy                  0                   0                   0                    0
Yoel Zaoui                                France                 0                   0                   0                    0
Gregory H. Zehner                                                0                   0                   0                    0
Jide J. Zeitlin                                                  0                   0                   0                    0
Joan H. Zief                                                     0                   0                   0                    0
Joseph R. Zimmel                                                 0                   0                   0                    0
James P. Ziperski                                                0                   0                   0                    0
Barry L. Zubrow                                                  0                   0                   0                    0
Mark A. Zurack                                                   0                   0                   0                    0

Shares held by 88 private                  N/A                   0               1,510,376               0              1,510,376
charitable foundations
established by 88 Covered Persons
each of whom is a co-trustee of
one or more of such private
charitable foundations(13)


------------------------------------
(12) Shared with family members.

(13) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.



                                     ITEM 6
                                     PLACE OF                             ITEM 8                                       ITEM 10
                                  ORGANIZATION           ITEM 7           SHARED                ITEM 9                 SHARED
                                    (NEW YORK          SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
TRUSTS
------
2000 Carlos A. Cordeiro
     Grantor Retained
     Annuity Trust                                         0                   0                   0                       0
2000 Danny O. Yee
     Grantor Retained
     Annuity Trust                                         0                   0                   0                       0
2000 Douglas W. Kimmelman
     Grantor Retained
     Annuity Trust                                         0                   0                   0                       0
2000 Girish V. Reddy
     Grantor Retained
     Annuity Trust                                         0                   0                   0                       0
2000 James M. Sheridan
     Grantor Retained
     Annuity Trust                                         0                   0                   0                       0
2000 John A. Thain
     Grantor Retained
     Annuity Trust                                         0                   0                   0                       0
2000 Kipp M. Nelson
     Grantor Retained
     Annuity Trust                                         0                   0                   0                       0
2000 Mary Ann Casati
     Grantor Retained
     Annuity Trust                                         0                   0                   0                       0
2000 Michael E. Novogratz
     Grantor Retained
     Annuity Trust                                         0                   0                   0                       0
2000 Scott S. Prince
     Grantor Retained
     Annuity Trust                                         0                   0                   0                       0
The Abby Joseph Cohen
    2000 Annuity Trust I                                   0                   0                   0                       0
The Abby Joseph Cohen
    2000 Family Trust                                      0                   0                   0                       0
The Adina R. Lopatin
    2000 Trust                                             0                   0                   0                       0
The Alexander H. Witten
    2000 Trust                                             0                   0                   0                       0
The Alexander I.
    Berlinski 2000 Trust                                   0                   0                   0                       0
The Alexander
    Litzenberger 2000
    Grantor Retained
    Annuity Trust                                          0                   0                   0                       0



                                     ITEM 6
                                     PLACE OF                             ITEM 8                                       ITEM 10
                                  ORGANIZATION           ITEM 7           SHARED                ITEM 9                 SHARED
                                    (NEW YORK          SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
The Alexander
     Litzenberger
     Remainder Trust                                             0                   0                   0                    0
The Alexandra D. Steel
     2000 Trust                                                  0                   0                   0                    0
The Alexis Blood 2000
     Trust                                                       0                   0                   0                    0
The Alyssa Blood 2000
     Trust                                                       0                   0                   0                    0
The Amanda Liann Mead
     2000 Trust                                                  0                   0                   0                    0
Anahue Trust                              Jersey                 0                   0                   0                    0
Andrew L. Fippinger-
     Millennium  Trust                                           0                   0                   0                    0
The Andrew M Alper
     2000 Annuity Trust I                                        0                   0                   0                    0
The Andrew M. Gordon
    2000 Family Trust                                            0                   0                   0                    0
Ann F. Kaplan Two Year
    Trust Dated June 2000                                        0                   0                   0                    0
The Anne R. Witten 2000
    Trust                                                        0                   0                   0                    0
The Anne Sullivan Wellde
    2000 Trust                                                   0                   0                   0                    0
The Anthony D. Lauto
    2000 Annuity Trust I                                         0                   0                   0                    0
The Anthony D. Lauto
    2000 Family Trust                                            0                   0                   0                    0
The Arthur J. Reimers, III
    Defective Trust 2000               Connecticut               0                   0                   0                    0
Arthur J. Reimers, III
    Grantor Retained
    Annuity Trust 2000                 Connecticut               0                   0                   0                    0
The Avi M. Nash 2000
    Annuity  Trust I                                             0                   0                   0                    0
The Avi M. Nash 2000
    Family Trust                                                 0                   0                   0                    0
The Bari Marissa
    Schwartz 2000 Trust                                          0                   0                   0                    0
Barry A. Kaplan 2000
    Family Trust                                                 0                   0                   0                    0
Barry A. Kaplan 2000
    GRAT                                                         0                   0                   0                    0
The Barry L. Zubrow
    2000 Annuity Trust I                                         0                   0                   0                    0
The Barry L. Zubrow
    2000 Family Trust                                            0                   0                   0                    0



                                     ITEM 6
                                     PLACE OF                             ITEM 8                                       ITEM 10
                                  ORGANIZATION           ITEM 7           SHARED                ITEM 9                 SHARED
                                    (NEW YORK          SOLE VOTING        VOTING            SOLE DISPOSITIVE         DISPOSITIVE
      ITEM 1                         UNLESS             POWER OF         POWER OF              POWER OF               POWER OF
 NAMES OF REPORTING                 OTHERWISE           UNCOVERED        UNCOVERED             UNCOVERED              UNCOVERED
      PERSONS                       INDICATED)            SHARES          SHARES                SHARES                  SHARES
-------------------              ---------------      -------------     -----------          ---------------       --------------
The Benjamin H.
   Sherlund 2000 Trust                                           0                   0                   0                    0
The Benjamin Kraus 2000
   Trust                                                         0                   0                   0                    0
The Bradley Abelow
   Family 2000 Trust                                             0                   0                   0                    0
The Caceres Novogratz
   Family Trust                                                  0                   0                   0                    0
The Carlos A. Cordeiro
   Trust                                                         0                   0                   0                    0
The Charlotte Steel 2000
   Trust                                                         0                   0                   0                    0
The Charlotte Textor 2000
   Trust                                                         0                   0                   0                    0
The Christopher A. Cole
   2000 Annuity Trust I                                          0                   0                   0                    0
The Christopher A. Cole
   2000 Family Trust                                             0                   0                   0                    0
The Christopher K.
   Norton 2000 Family
   Trust                                                         0                   0                   0                    0
The Christopher
   Palmisano 2000
   Grantor Retained
   Annuity Trust                                                 0                   0                   0                    0
The Christopher
   Palmisano Remainder
   Trust                                                         0                   0                   0                    0
The Christopher Ryan
   Tortora 2000 Trust                                            0                   0                   0                    0
The Cody J Smith 2000
   Annuity  Trust I                                              0                   0                   0                    0
The Cody J Smith 2000
    Family Trust                                                 0                   0                   0                    0
The Connie K. Duckworth
   2000 Annuity Trust I                                          0                   0                   0                    0
The Connie K. Duckworth
   2000 Family Trust                                             0                   0                   0                    0
The Constance A.
   Haydock 2000 Trust                                            0                   0                   0                    0
The Daniel Alexander
   Schwartz 2000 Trust                                           0                   0                   0                    0
The Daniel M. Neidich
   2000 Annuity Trust I                                          0                   0                   0                    0
The Daniel W. Stanton
   2000 Annuity Trust I                                          0                   0                   0                    0
The Daniel W. Stanton, II
   2000 Trust                                                    0                   0                   0                    0



                                          ITEM 6
                                          PLACE OF                                ITEM 8                                  ITEM 10
                                       ORGANIZATION           ITEM 7              SHARED             ITEM 9               SHARED
                                         (NEW YORK          SOLE VOTING           VOTING         SOLE DISPOSITIVE       DISPOSITIVE
      ITEM 1                              UNLESS             POWER OF            POWER OF           POWER OF             POWER OF
 NAMES OF REPORTING                      OTHERWISE           UNCOVERED           UNCOVERED          UNCOVERED            UNCOVERED
      PERSONS                            INDICATED)            SHARES             SHARES             SHARES                SHARES
-------------------                   ---------------      -------------        -----------       ---------------     --------------
The Danny O. Yee Trust                                           0                   0                   0                    0
The David B. Ford 2000
     Annuity Trust DTD as
     of 6/16/2000                      Pennsylvania              0                   0                   0                    0
The David B. Heller 2000
     Annuity Trust I                                             0                   0                   0                    0
The David B. Heller 2000
     Family  Trust                                               0                   0                   0                    0
The David G. Lambert
     2000 Annuity Trust I                                        0                   0                   0                    0
The David G. Lambert
     2000 Family Trust                                           0                   0                   0                    0
The David L. Henle 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The David L. Henle 2000 Family
     Trust                                                       0                   0                   0                    0
The David M. Baum Family 2000
     Trust                              New Jersey               0                   0                   0                    0
The David Viniar 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The David W. Blood 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Donald F. Textor 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Douglas W. Kimmelman Trust                                   0                   0                   0                    0
The Eaddy Adele Kiernan 2000 Trust                               0                   0                   0                    0
The Edward C. Forst 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Edward C. Forst 2000 Family
     Trust                                                       0                   0                   0                    0
The Edward Scott Mead 2000
     Annuity Trust I                                             0                   0                   0                    0
Eff Warren Martin 2000 Childrens
     Trust                              California               0                   0                   0                    0
Eff Warren Martin 2000 Grantor
     Retained Annuity Trust             California               0                   0                   0                    0
The Elizabeth Anne Corrigan 2000
     Trust                                                       0                   0                   0                    0
The Elizabeth H. Coulson 2000
     Trust                                                       0                   0                   0                    0
The Elizabeth L. Heller 2000 Trust                               0                   0                   0                    0
The Elizabeth Lin Mead 2000 Trust                                0                   0                   0                    0



                                          ITEM 6
                                          PLACE OF                                ITEM 8                                  ITEM 10
                                       ORGANIZATION           ITEM 7              SHARED             ITEM 9               SHARED
                                         (NEW YORK          SOLE VOTING           VOTING         SOLE DISPOSITIVE       DISPOSITIVE
      ITEM 1                              UNLESS             POWER OF            POWER OF           POWER OF             POWER OF
 NAMES OF REPORTING                      OTHERWISE           UNCOVERED           UNCOVERED          UNCOVERED            UNCOVERED
      PERSONS                            INDICATED)            SHARES             SHARES             SHARES                SHARES
-------------------                   ---------------      -------------        -----------       ---------------     --------------
The Elizabeth M. Stanton 2000
     Trust                                                       0                   0                   0                  0
The Elizabeth Steel 2000 Trust                                   0                   0                   0                  0
The Ellie Dorit Neustein 2000
     Trust                                                       0                   0                   0                  0
The Emily Austen Katz 2000 Trust                                 0                   0                   0                  0
The Emily Stecher 2000 Trust                                     0                   0                   0                  0
The Emma M.L. Mead 2000 Trust                                    0                   0                   0                  0
The Eric Fithian 2000 Trust                                      0                   0                   0                  0
The Erin Marie Tormondsen 2000
     Trust                                                       0                   0                   0                  0
The Esta Eiger Stecher 2000
     Annuity Trust I                                             0                   0                   0                  0
The Francis J. Ingrassia 2000
     Annuity Trust I                                             0                   0                   0                  0
The Francis J. Ingrassia 2000
     Family Trust                                                0                   0                   0                  0
The Frank L. Coulson III 2000
     Trust                                                       0                   0                   0                  0
The Fredric E. Steck 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Fredric E. Steck 2000 Family
     Trust                                                       0                   0                   0                  0
Gary D. Cohn 2000 Family Trust                                   0                   0                   0                  0
Gary D. Cohn 2000 GRAT                                           0                   0                   0                  0
The Geoffrey T. Grant 2000 Family
     Trust                                                       0                   0                   0                  0
The George H. Walker 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The George H. Walker 2000 Family
     Trust                                                       0                   0                   0                  0
The George W. Wellde, Jr. 2000
     Annuity Trust I                                             0                   0                   0                  0
The George William Wellde, III
     2000 Trust                                                  0                   0                   0                  0
Ghez 2000 GRAT                                                   0                   0                   0                  0
Ghez 2000 Non-GST-Exempt Trust                                   0                   0                   0                  0



                                          ITEM 6
                                          PLACE OF                                ITEM 8                                  ITEM 10
                                       ORGANIZATION           ITEM 7              SHARED             ITEM 9               SHARED
                                         (NEW YORK          SOLE VOTING           VOTING         SOLE DISPOSITIVE       DISPOSITIVE
      ITEM 1                              UNLESS             POWER OF            POWER OF           POWER OF             POWER OF
 NAMES OF REPORTING                      OTHERWISE           UNCOVERED           UNCOVERED          UNCOVERED            UNCOVERED
      PERSONS                            INDICATED)            SHARES             SHARES             SHARES                SHARES
-------------------                   ---------------      -------------        -----------       ---------------     --------------
The Girish V. Reddy Trust                                        0                   0                   0                  0
The Goldenberg 2000 Annuity Trust
     I                                                           0                   0                   0                  0
The Goldenberg 2000 Family Trust                                 0                   0                   0                  0
The Greg M. Ostroff 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Greg M. Ostroff 2000 Family
     Trust                                                       0                   0                   0                  0
The Gregory H. Zehner 2000
     Annuity Trust I                                             0                   0                   0                  0
The Gregory H. Zehner 2000 Family
     Trust                                                       0                   0                   0                  0
The Gregory K. Palm 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Gregory K. Palm 2000 Family
     Trust                                                       0                   0                   0                  0
The Guapulo Trust                         Jersey                 0                   0                   0                  0
The Howard A. Silverstein 2000
     Annuity Trust I                                             0                   0                   0                  0
The Howard A. Silverstein 2000
     Family Trust                                                0                   0                   0                  0
The Howard B. Schiller 2000
     Annuity Trust I                                             0                   0                   0                  0
The Isabelle M.L. Mead 2000 Trust                                0                   0                   0                  0
The J. David Rogers 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The James Alexander Mead 2000
     Trust                                                       0                   0                   0                  0
The James M. Sheridan Trust                                      0                   0                   0                  0
The James Nicholas Katz 2000 Trust                               0                   0                   0                  0
James P. Riley, Jr. 2000 Family
     Trust                                                       0                   0                   0                  0
James P. Riley, Jr. 2000 GRAT                                    0                   0                   0                  0
The Jason Kraus 2000 Trust                                       0                   0                   0                  0
The Jason William Tortora 2000
     Trust                                                       0                   0                   0                  0
The Jeffrey D. Witten 2000 Trust                                 0                   0                   0                  0



                                          ITEM 6
                                          PLACE OF                                ITEM 8                                  ITEM 10
                                       ORGANIZATION           ITEM 7              SHARED             ITEM 9               SHARED
                                         (NEW YORK          SOLE VOTING           VOTING         SOLE DISPOSITIVE       DISPOSITIVE
      ITEM 1                              UNLESS             POWER OF            POWER OF           POWER OF             POWER OF
 NAMES OF REPORTING                      OTHERWISE           UNCOVERED           UNCOVERED          UNCOVERED            UNCOVERED
      PERSONS                            INDICATED)            SHARES             SHARES             SHARES                SHARES
-------------------                   ---------------      -------------        -----------       ---------------     --------------
The Jennifer Lauren Alper 2000
     Trust                                                       0                   0                   0                  0
JG 2000 Trust                                                    0                   0                   0                  0
JG 2000 Trust (continuing trust)                                 0                   0                   0                  0
The John A. Thain Trust                                          0                   0                   0                  0
The John J. Powers 2000 Family
     Trust                                                       0                   0                   0                  0
The John L. Townsend, III 2000
     Annuity Trust I                                             0                   0                   0                  0
The John O. Downing 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The John O. Downing 2000 Family
     Trust                                                       0                   0                   0                  0
The John P. Curtin, Jr. 2000
     Annuity Trust I                                             0                   0                   0                  0
The John P. Curtin, Jr. 2000
     Family Trust                                                0                   0                   0                  0
The John R. Tormondsen 2000
     Annuity Trust I                                             0                   0                   0                  0
The John R. Tormondsen, Jr. 2000
     Trust                                                       0                   0                   0                  0
The John S. Weinberg 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The John S. Weinberg 2000 Family
     Trust                                                       0                   0                   0                  0
The Jonathan G. Neidich 2000 Trust                               0                   0                   0                  0
The Jonathan M. Lopatin 2000
     Annuity Trust I                                             0                   0                   0                  0
The Jordan Viniar 2000 Trust                                     0                   0                   0                  0
The Joseph Della Rosa 2000
     Annuity Trust I                                             0                   0                   0                  0
The Joseph Della Rosa 2000 Family
     Trust                                                       0                   0                   0                  0
The Joseph H. Gleberman 2000
     Annuity Trust I                                             0                   0                   0                  0
The Joseph H. Gleberman 2000
     Family Trust                                                0                   0                   0                  0
The Jun Makihara 2000 Family Trust                               0                   0                   0                  0
The Karen Barlow Corrigan 2000
     Trust                                                       0                   0                   0                  0
The Karen Rebecca Alper 2000 Trust                               0                   0                   0                  0



                                          ITEM 6
                                          PLACE OF                                ITEM 8                                  ITEM 10
                                       ORGANIZATION           ITEM 7              SHARED             ITEM 9               SHARED
                                         (NEW YORK          SOLE VOTING           VOTING         SOLE DISPOSITIVE       DISPOSITIVE
      ITEM 1                              UNLESS             POWER OF            POWER OF           POWER OF             POWER OF
 NAMES OF REPORTING                      OTHERWISE           UNCOVERED           UNCOVERED          UNCOVERED            UNCOVERED
      PERSONS                            INDICATED)            SHARES             SHARES             SHARES                SHARES
-------------------                   ---------------      -------------        -----------       ---------------     --------------
The Karsten Moller &
     Barbara Kahn-Moller
     Trust                                Jersey                 0                   0                   0                  0
The Katherine A.M. Stanton 2000
     Trust                                                       0                   0                   0                  0
The Katheryn C. Coulson 2000 Trust                               0                   0                   0                  0
The Kathryn Margaret Wellde 2000
     Trust                                                       0                   0                   0                  0
The Kelsey Fithian 2000 Trust                                    0                   0                   0                  0
The Kenneth Litzenberger 2000
     Grantor Retained Annuity
     Trust                                                       0                   0                   0                  0
The Kenneth Litzenberger
     Remainder Trust                                             0                   0                   0                  0
The Kevin W. Kennedy 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Kevin W. Kennedy 2000 Family
     Trust                                                       0                   0                   0                  0
The Kimberly Lynn Macaione 2000
     Trust                                                       0                   0                   0                  0
The Kimberly R. Textor 2000 Trust                                0                   0                   0                  0
The Kipp M. Nelson Trust                                         0                   0                   0                  0
The Kyle F. Textor 2000 Trust                                    0                   0                   0                  0
The Lauren Schiller 2000 Trust                                   0                   0                   0                  0
The Lawrence R. Buchalter 2000
     Annuity Trust I                                             0                   0                   0                  0
The Lawrence R. Buchalter 2000
     Family Trust                                                0                   0                   0                  0
The Lee G. Vance 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Lee G. Vance 2000 Family Trust                               0                   0                   0                  0
The Leslie C. Tortora 2000
     Annuity Trust I                                             0                   0                   0                  0
Lloyd C. Blankfein 2000 Family
     Trust                                                       0                   0                   0                  0
Lloyd C. Blankfein 2000 GRAT                                     0                   0                   0                  0
The Louise Rice Townsend 2000
     Trust                                                       0                   0                   0                  0



                                          ITEM 6
                                          PLACE OF                                ITEM 8                                  ITEM 10
                                       ORGANIZATION           ITEM 7              SHARED             ITEM 9               SHARED
                                         (NEW YORK          SOLE VOTING           VOTING         SOLE DISPOSITIVE       DISPOSITIVE
      ITEM 1                              UNLESS             POWER OF            POWER OF           POWER OF             POWER OF
 NAMES OF REPORTING                      OTHERWISE           UNCOVERED           UNCOVERED          UNCOVERED            UNCOVERED
      PERSONS                            INDICATED)            SHARES             SHARES             SHARES                SHARES
-------------------                   ---------------      -------------        -----------       ---------------     --------------
M. Roch Hillenbrand
     Trust f/b/o C. Justin
     Hillenbrand                        New Jersey               0                   0                   0                  0
M. Roch Hillenbrand Trust f/b/o
     Molly D. Hillenbrand               New Jersey               0                   0                   0                  0
The Mallory G. Neidich 2000 Trust                                0                   0                   0                  0
The Marc A. Spilker 2000 Family
     Trust                                                       0                   0                   0                  0
The Mark A. Zurack 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Mark A. Zurack 2000 Family
     Trust                                                       0                   0                   0                  0
The Mark A. Zurack 2000 Issue
     Trust                                                       0                   0                   0                  0
Mark Dehnert Living Trust                Illinois                0                   0                   0                  0
The Mark Schwartz 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Mark Tercek 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Mark Tercek 2000 Family Trust                                0                   0                   0                  0
Marks 2000                                                       0                   0                   0                  0
Marks 2000 (continuing trust)                                    0                   0                   0                  0
The Mary Agnes Reilly Kiernan
     2000 Trust                                                  0                   0                   0                  0
The Mary Ann Casati Trust                                        0                   0                   0                  0
The Matthew D. Rogers 2000 Trust                                 0                   0                   0                  0
The Matthew Peter Mortara 2000
     Trust                                                       0                   0                   0                  0
The Maya Bettina Linden 2000 Trust                               0                   0                   0                  0
The Merritt Moore Townsend 2000
     Trust                                                       0                   0                   0                  0
The Mesdag Family Trust                  Delaware                0                   0                   0                  0
The Michael A. Price 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Michael A. Price 2000 Family
     Trust                                                       0                   0                   0                  0
The Michael D. Ryan 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Michael D. Ryan 2000 Family
     Trust                                                       0                   0                   0                  0



                                          ITEM 6
                                          PLACE OF                                ITEM 8                                  ITEM 10
                                       ORGANIZATION           ITEM 7              SHARED             ITEM 9               SHARED
                                         (NEW YORK          SOLE VOTING           VOTING         SOLE DISPOSITIVE       DISPOSITIVE
      ITEM 1                              UNLESS             POWER OF            POWER OF           POWER OF             POWER OF
 NAMES OF REPORTING                      OTHERWISE           UNCOVERED           UNCOVERED          UNCOVERED            UNCOVERED
      PERSONS                            INDICATED)            SHARES             SHARES             SHARES                SHARES
-------------------                   ---------------      -------------        -----------       ---------------     --------------
The Michael J. Zamkow 2000
     Annuity Trust I                                             0                   0                   0                  0
The Michael J. Zamkow 2000 Family
     Trust                                                       0                   0                   0                  0
The Michael P. Mortara 2000
     Annuity Trust I                                             0                   0                   0                  0
The Michael Paul Mortara 2000
     Trust                                                       0                   0                   0                  0
The Michael Stecher 2000 Trust                                   0                   0                   0                  0
The Milton R. Berlinski 2000
     Annuity Trust I                                             0                   0                   0                  0
The Mossavar-Rahmani 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Mossavar-Rahmani 2000 Family
     Trust                                                       0                   0                   0                  0
Murphy 2000                                                      0                   0                   0                  0
Murphy 2000 (continuing trust)                                   0                   0                   0                  0
The Natalie Cailyn Rogers 2000
     Trust                                                       0                   0                   0                  0
The Nicole Schiller 2000 Trust                                   0                   0                   0                  0
The Nina B. Haydock 2000 Trust                                   0                   0                   0                  0
The Peter C. Gerhard 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Peter C. Gerhard 2000 Family
     Trust                                                       0                   0                   0                  0
The Peter D. Kiernan, III 2000
     Annuity Trust I                                             0                   0                   0                  0
The Peter Kiernan IV 2000 Trust                                  0                   0                   0                  0
The Peter S. Kraus 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Philip D. Murphy 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Philip D. Murphy 2000 Family
     Trust                                                       0                   0                   0                  0
The Philip Darivoff 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Rachel M. Darivoff 2000 Trust                                0                   0                   0                  0
The Ralph F. Rosenberg 2000
     Annuity Trust I                                             0                   0                   0                  0
The Ralph F. Rosenberg 2000
     Family Trust                                                0                   0                   0                  0



                                         ITEM 6
                                         PLACE OF                                ITEM 8                                  ITEM 10
                                      ORGANIZATION           ITEM 7              SHARED             ITEM 9               SHARED
                                        (NEW YORK          SOLE VOTING           VOTING         SOLE DISPOSITIVE       DISPOSITIVE
      ITEM 1                             UNLESS             POWER OF            POWER OF           POWER OF             POWER OF
 NAMES OF REPORTING                     OTHERWISE           UNCOVERED           UNCOVERED          UNCOVERED            UNCOVERED
      PERSONS                           INDICATED)            SHARES             SHARES             SHARES                SHARES
-------------------                  ---------------      -------------        -----------       ---------------     --------------
Randal M. Fippinger-
     Millennium Trust                                            0                   0                   0                  0
The Randolph L. Cowen 2000 Family
     Trust                                                       0                   0                   0                  0
Rayas Trust                               Jersey                 0                   0                   0                  0
The Rebecca Viniar 2000 Trust                                    0                   0                   0                  0
The Richard A. Friedman 2000
     Annuity Trust I                                             0                   0                   0                  0
The Richard A. Friedman 2000
     Family Trust                                                0                   0                   0                  0
The Richard A. Sapp 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Richard A. Sapp 2000 Family
     Trust                                                       0                   0                   0                  0
The Richard E. Witten 2000
     Annuity Trust I                                             0                   0                   0                  0
The Richard G. Sherlund 2000
     Annuity Trust I                                             0                   0                   0                  0
Robert A. Fippinger,
     Jr.-Millennium Trust                                        0                   0                   0                  0
The Robert B. Litterman 2000
     Annuity Trust I                                             0                   0                   0                  0
The Robert B. Litterman 2000
     Family Trust                                                0                   0                   0                  0
The Robert B. Morris III 2000
     Annuity Trust I                                             0                   0                   0                  0
The Robert J. Hurst 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Robert J. Hurst 2000 Family
     Trust                                                       0                   0                   0                  0
The Robert J. Katz 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Robert J. O Shea 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Robert J. O Shea 2000 Family
     Trust                                                       0                   0                   0                  0
The Robert J. Pace 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Robert J. Pace 2000 Family
     Trust                                                       0                   0                   0                  0
The Robert K. Steel 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Robert B. Morris III 2000
     Family Trust                                                0                   0                   0                  0
The Robin Neustein 2000 Annuity
     Trust I                                                     0                   0                   0                  0



                                          ITEM 6
                                          PLACE OF                                ITEM 8                                  ITEM 10
                                       ORGANIZATION           ITEM 7              SHARED             ITEM 9               SHARED
                                         (NEW YORK          SOLE VOTING           VOTING         SOLE DISPOSITIVE       DISPOSITIVE
      ITEM 1                              UNLESS             POWER OF            POWER OF           POWER OF             POWER OF
 NAMES OF REPORTING                      OTHERWISE           UNCOVERED           UNCOVERED          UNCOVERED            UNCOVERED
      PERSONS                            INDICATED)            SHARES             SHARES             SHARES                SHARES
-------------------                   ---------------      -------------        -----------       ---------------     --------------
The Samantha Schiller 2000 Trust                                 0                   0                   0                  0
The Sarah B. Lopatin 2000 Trust                                  0                   0                   0                  0
The Sarah Delacy Kiernan 2000
     Trust                                                       0                   0                   0                  0
The Sarah M. Darivoff 2000 Trust                                 0                   0                   0                  0
The Sarah Rose Berlinski 2000
     Trust                                                       0                   0                   0                  0
The Scott B. Kapnick 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Scott B. Kapnick 2000 Family
     Trust                                                       0                   0                   0                  0
Scott M. Pinkus 2000 Family Trust       New Jersey               0                   0                   0                  0
Scott M. Pinkus 2000 GRAT               New Jersey               0                   0                   0                  0
The Scott S. Prince Trust                                        0                   0                   0                  0
The Stephen M. Neidich 2000 Trust                                0                   0                   0                  0
The Steven M. Heller, Jr. 2000
     Trust                                                       0                   0                   0                  0
The Steven T. Mnuchin 2000
     Annuity Trust I                                             0                   0                   0                  0
The Steven T. Mnuchin 2000 Family
     Trust                                                       0                   0                   0                  0
The Stuart Mark Rothenberg 2000
     Annuity Trust I                                             0                   0                   0                  0
The Stuart Mark Rothenberg 2000
     Family Trust                                                0                   0                   0                  0
The Terence M. O Toole 2000
     Annuity Trust I                                             0                   0                   0                  0
The Terence M. O Toole 2000
     Family Trust                                                0                   0                   0                  0
The Tess Augusta Linden 2000 Trust                               0                   0                   0                  0
The Thomas K. Montag 2000 Annuity
     Trust I                                                     0                   0                   0                  0
The Thomas K. Montag 2000 Family
     Trust                                                       0                   0                   0                  0
The Tracy Richard Wolstencroft
     2000 Annuity Trust I                                        0                   0                   0                  0



                                          ITEM 6
                                          PLACE OF                                ITEM 8                                 ITEM 10
                                       ORGANIZATION           ITEM 7              SHARED            ITEM 9               SHARED
                                         (NEW YORK          SOLE VOTING           VOTING        SOLE DISPOSITIVE       DISPOSITIVE
      ITEM 1                              UNLESS             POWER OF            POWER OF          POWER OF             POWER OF
 NAMES OF REPORTING                      OTHERWISE           UNCOVERED           UNCOVERED         UNCOVERED            UNCOVERED
      PERSONS                            INDICATED)            SHARES             SHARES            SHARES                SHARES
-------------------                   ---------------      -------------        -----------      ---------------     --------------
The Tracy Richard Wolstencroft
     2000 Family Trust                                           0                   0                   0                  0
Trust for the benefit of David
     Ford, Jr. under Indenture of
     Trust B of David B. Ford
     dated 6/16/00                     Pennsylvania              0                   0                   0                  0
Trust for the benefit of Jamie
     Ford under Indenture of
     Trust B of David B. Ford
     dated as of 6/16/00               Pennsylvania              0                   0                   0                  0
Vyrona Trust                              Jersey                 0                   0                   0                  0
The Walter H. Haydock 2000
     Annuity Trust I                                             0                   0                   0                  0
The Walter H. Haydock, Jr. 2000
     Trust                                                       0                   0                   0                  0
The William C. Sherlund 2000 Trust                               0                   0                   0                  0
The William Keith Litzenberger
     2000 Grantor Retained
     Annuity Trust                                               0                   0                   0                  0
The William Keith Litzenberger
     Remainder Trust                                             0                   0                   0                  0
The Zachariah Cobrinik 2000
     Annuity Trust I                                             0                   0                   0                  0
The Zachariah Cobrinik Family
     2000 Trust                                                  0                   0                   0                  0



PARTNERSHIPS
------------
ALS Investment Partners, L.P.            Delaware                0                   0                   0                  0
Beech Associates, L.P.                   Delaware                0                   0                   0                  0
Crestley, L.P.                           Delaware                0                   0                   0                  0
Daniel G. Brennan Family Limited
     Partnership                         Illinois                0                   0                   0                  0
Greenley Partners, L.P.                  Delaware                0                   0                   0                  0
HEMPA Limited Partnership                Delaware                0                   0                   0                  0
JSS Investment Partners, L.P.            Delaware                0                   0                   0                  0
Mesdag Family Limited Partnership        Delaware                0                   0                   0                  0



                                          ITEM 6
                                          PLACE OF                                ITEM 8                                  ITEM 10
                                       ORGANIZATION           ITEM 7              SHARED             ITEM 9               SHARED
                                         (NEW YORK          SOLE VOTING           VOTING         SOLE DISPOSITIVE       DISPOSITIVE
      ITEM 1                              UNLESS             POWER OF            POWER OF           POWER OF             POWER OF
 NAMES OF REPORTING                      OTHERWISE           UNCOVERED           UNCOVERED          UNCOVERED            UNCOVERED
      PERSONS                            INDICATED)            SHARES             SHARES             SHARES                SHARES
-------------------                   ---------------      -------------        -----------       ---------------     --------------
Mijen Family Partnership                 Illinois                0                   0                   0                  0
Opatrny Investment Partners, L.P.        Delaware                0                   0                   0                  0
Rantz GS Investment Partners, L.P.       Delaware                0                   0                   0                  0
Savitz Investment Partners, L.P.         Delaware                0                   0                   0                  0
The Litzenberger Family Limited
     Partnership                         Delaware                0                   0                   0                  0
The Rizner Family Limited
     Partnership                         Illinois                0                   0                   0                  0
Trott GS Investment Partners, L.P.       Delaware                0                   0                   0                  0
Tuft GS Investment Partners, L.P.        Delaware                0                   0                   0                  0
Windy Hill Investment Company II,
     L.P.                                Delaware                0                   0                   0                  0
Winkelried Investment Partners,
     L.P.                                Delaware                0                   0                   0                  0


CORPORATIONS
------------
Anahue Limited                            Jersey                 0                   0                   0                  0
Guapulo Holdings Ltd                      Jersey                 0                   0                   0                  0
HJS2 Limited                          Cayman Islands             0                   0                   0                  0
Majix Limited                             Jersey                 0                   0                   0                  0
Melalula Limited                          Jersey                 0                   0                   0                  0
RJG Holding Company                   Cayman Islands             0                   0                   0                  0
Robinelli Limited                         Jersey                 0                   0                   0                  0
Vyrona Holdings Limited                   Jersey                 0                   0                   0                  0
Zurrah Limited                            Jersey                 0                   0                   0                  0

     This Amendment No. 6 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 6 is being filed principally because on August 3, 2000, the underwriters in an underwritten registered public offering of Covered Shares (as defined below) by certain Covered Persons (as defined below) exercised their options to sell an additional 5,908,457 Covered Shares.

Item 1.  Security and Issuer

           This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2.  Identity and Background

           (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

           This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

           Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each of The Daniel G. Brennan Family Limited Partnership, Mark Dehnert Living Trust, Mijen Family Partnership and The Rizner Family Limited Partnership, and each other Covered Person who is not an individual (the "Estate Planning Covered Persons") is a trust, limited partnership or corporation created by an Individual Covered Person solely for estate planning purposes. The Covered Persons listed in Appendix A under the caption "Partnerships" are limited partnerships of which an Individual Covered Person is general partner. Each Estate Planning Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Estate Planning Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Estate Planning Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey, 26 New Street, St. Helier, Jersey, JE4 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; and (iii) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

           (d), (e) Except as described in Annex A or Annex B, during the last five years, no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

           The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P.

("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from PMDs in accordance with pre-existing contractual arrangements or judicial decrees; and
(v) the Estate Planning Covered Persons have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

           Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4.  Purpose of Transactions

           The Individual Covered Persons, other than the Hull Covered Persons and the Transferee Covered Persons, acquired the Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from PMDs in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in
Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

           GS Inc. has indicated in its public filings that it intends to establish a program, beginning in the fourth fiscal quarter of 2000, to permit the PMDs to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended.

           Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

           Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5.  Interest in Securities of the Issuer

           (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex C, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

           (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

           (c) Except as described in Annex D or previously reported on
Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

           (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

           Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

           The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

           Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

           The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull. Under these restrictions, each such PMD and Hull Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such

Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

           Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons, on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

           On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge, and such Covered Persons did in fact pledge, a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

           On August 7, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions to permit the sale of Covered Shares by certain Covered Persons in a registered underwritten public offering, as described below in Annex D.

           In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

           In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

           Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Covered Persons through December 31, 2000 and thereafter are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

           The Shareholders' Agreement also prohibits the Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, a Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a

"group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

           The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

           Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

           The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

           Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

           Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

           Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

           In connection with the transfers to the Corporate Estate Planning Covered Persons, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each Corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the Corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

           In connection with the donation of shares of Common Stock to charitable organizations discussed in footnote 4 on the cover page to this Schedule, GS Inc. entered into a Registration Rights Instrument and Supplemental Registration Rights Instrument (the "Charitable Supplement"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplement. The Registration Rights Instrument and the Charitable Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

           Pursuant to the Registration Rights Instrument and the Charitable Supplement, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplement to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

           GS Inc. may amend the Registration Rights Instrument and the Charitable Supplement in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

           In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

           Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

UNDERWRITING AGREEMENTS AND REGISTRATION RIGHTS INSTRUMENT FOR REGISTERED SECONDARY OFFERING

           In connection with the sale by certain Covered Persons of shares of Common Stock in a registered underwritten public offering, as described in Annex D hereto, GS Inc. entered into three Underwriting Agreements and a Supplemental Registration Rights Instrument (the "Secondary Offering Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Underwriting Agreements and the Registration Rights Instrument, as supplemented by the Secondary Offering Supplement. The Underwriting Agreements, the Registration Rights Instrument and the Secondary Offering Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

           On August 1, 2000, the Covered Persons specified in Annex D (the "Selling Stockholders") entered into the Underwriting Agreements with the underwriters listed therein (the "Underwriters"). Pursuant to the Underwriting Agreements, the Selling Stockholders sold an aggregate of 22,048,870 Covered Shares to the Underwriters for settlement on August 7, 2000 (including 5,908,457 Covered Shares sold pursuant to the Underwriters' over-allotment options, which were exercised in full on August 3, 2000). The Underwriters purchased the shares from the Selling Stockholders at $97.00 per share and resold the shares to the public at $99.75 per share.

            Pursuant to the Registration Rights Instrument and the Secondary Offering Supplement, GS Inc. has agreed to register certain shares of Common Stock for sale by the Selling Stockholders. GS Inc. has agreed in the Underwriting Agreements, the Registration Rights Instrument and the Secondary Offering Supplement to pay all of the fees and expenses relating to the offering by the Selling Stockholders, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Selling Stockholders in connection with their sales. GS Inc. has agreed in the Secondary Offering Supplement to indemnify the Selling Stockholders against certain liabilities, including those arising under the Securities Act.

Item 7.  Material to be Filed as Exhibits


       Exhibit                               Description
-----------------     --------------------------------------------------------------------
         A.            Shareholders' Agreement, dated as of May 7, 1999
                       (incorporated by reference to Exhibit A to the Schedule
                       13D filed May 17, 1999 (File No. 005-56295) (the
                       "Initial Schedule 13D")).

         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the
                       Estate of Bernice Pauahi Bishop and Kamehameha
                       Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank,
                       Limited and Sumitomo Bank Capital Markets, Inc.
                       (incorporated by reference to Exhibit C to the Initial
                       Schedule 13D).

         D.            Form of Agreement Relating to Noncompetition and Other
                       Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No.
                       333-74449) filed by The Goldman Sachs Group, Inc.).

         E.            Form of Pledge Agreement (the "IPO Pledge Agreement")
                       (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         F.            Form of Amendment No. 1 to the IPO Pledge Agreement
                       (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No.
                       005-56295)).

         G.            Registration Rights Instrument, dated as of December 10,
                       1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed
                       December 17, 1999 (File No. 005-56295)).

         H.            Supplemental Registration Rights Instrument, dated as of
                       December 10, 1999 (incorporated by reference to Exhibit
                       H to Amendment No. 1 to the Initial Schedule 13D, filed
                       December 17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The
                       Goldman Sachs Group, L.P. (incorporated by reference to
                       Exhibit I to Amendment No. 2 to the Initial Schedule
                       13D, filed June 21, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs
                       Group, L.P. who are currently managing directors of The
                       Goldman Sachs Group, Inc. (incorporated by reference to
                       Exhibit J to Amendment No. 2 to the Initial Schedule
                       13D, filed June 21, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June
                       30, 2000 (File No. 005-56295)).

         L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule
                       13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed
                       June 30, 2000 (File No. 005-56295)).

         N.            Form of Guarantee and Pledge Agreement for non-U.S.
                       corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June
                       30, 2000 (File No. 005-56295)).

         O.            Form of Pledge Agreement for shareholders of non-U.S.
                       corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June
                       30, 2000 (File No. 005-56295)).

         P.            Form of Pledge Agreement for shareholders of non-U.S.
                       corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule
                       13D, filed June 30, 2000 (File No. 005-56295)).

         Q.            Form of Counterpart to Shareholders' Agreement for
                       Transferee Covered Persons (incorporated by reference to
                       Exhibit Q to Amendment No. 5 to the Initial Schedule
                       13D, filed August 2, 2000 (File No. 005-56295)).

         R.            Supplemental Registration Rights Instrument, dated as of
                       June 19, 2000 (incorporated by reference to Exhibit R to
                       Amendment No. 5 to the Initial Schedule 13D, filed
                       August 2, 2000 (File No. 005-56295)).

         S.            Supplemental Registration Rights Instrument, dated as of
                       July 31, 2000 (incorporated by reference to Exhibit S to
                       Amendment No. 5 to the Initial Schedule 13D, filed
                       August 2, 2000 (File No. 005-56295)).

         T.            Underwriting Agreement (U.S. Version), dated as of
                       August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed
                       August 2, 2000 (File No. 005-56295)).

         U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit
                       U to Amendment No. 5 to the Initial Schedule 13D, filed
                       August 2, 2000 (File No. 005-56295)).

         V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit
                       V to Amendment No. 5 to the Initial Schedule 13D, filed
                       August 2, 2000 (File No. 005-56295)).

         W.            Power of Attorney (incorporated by reference to Exhibit
                       I to Amendment No. 1 to the Initial Schedule 13D, filed
                       December 17, 1999 (File No. 005-56295)).


                                                                        ANNEX A




   INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS

----------------------------------------------------------------------------------------------------------------------------
                                                                                   CONVICTIONS OR          BENEFICIAL
                                                                                    VIOLATIONS OF         OWNERSHIP OF
                                                             PRESENT                 FEDERAL OR            THE COMMON
      NAME      CITIZENSHIP         BUSINESS ADDRESS        EMPLOYMENT               STATE LAWS           STOCK OF THE
                                                                                  WITHIN THE LAST         GOLDMAN SACHS
                                                                                    FIVE YEARS            GROUP, INC.
----------------------------------------------------------------------------------------------------------------------------
Steven M.           USA          85 Broad Street        Managing Director,            None               Covered Person,
Bunson                           New York, NY           The Goldman                                      so ownership is
                                 10004                  Sachs Group, Inc.                                as set forth in or
                                                                                                         incorporated into
                                                                                                         Item 5 above.
----------------------------------------------------------------------------------------------------------------------------
Russell E.          USA          85 Broad Street        Managing Director,            None               Covered Person,
Makowsky                         New York, NY           The Goldman                                      so ownership is
                                 10004                  Sachs Group,Inc.                                 as set forth in or
                                                                                                         incorporated into
                                                                                                         Item 5 above.
----------------------------------------------------------------------------------------------------------------------------
Michael H.          UK           26 New Street,         Partner,                      None               None
Richardson                       St. Helier, Jersey,    Bedell Cristin
                                 JE4 3RA
----------------------------------------------------------------------------------------------------------------------------

                                                                        ANNEX B
 ITEMS 2(D)
   AND 2(E).  INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                        ANNEX C

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS

SBCM holds 7,440,362 shares of Nonvoting Common Stock, which are immediately convertible into Common Stock on a one-for-one basis.

On September 25, 2000, 20,709 shares of Common Stock will be delivered pursuant to the terms of an equal number of restricted stock units, and stock options covering 32,046 shares of Common Stock will vest and become exercisable, with the underlying shares to be delivered upon the exercise of the relevant stock options. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                        ANNEX D

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
            SCHEDULE 13D

Pursuant to the Underwriting Agreements referred to in Item 6 above, each of the following Covered Persons sold to the Underwriters the number of shares of Common Stock listed opposite such Covered Person's name for settlement on August 7, 2000. These shares include an aggregate of 5,908,457 shares sold pursuant to the Underwriters' over-allotment options, which were exercised in full on August 3, 2000. The Underwriters purchased the shares from the Covered Persons at $97.00 per share and resold the shares to the public at $99.75 per share.

  -----------------------------------------------------------------------
                                                         NUMBER OF
  COVERED PERSON                                        SHARES SOLD
  -----------------------------------------------------------------------
  Bradley I. Abelow                                        50,632
  -----------------------------------------------------------------------
  Andrew M. Alper                                          53,058
  -----------------------------------------------------------------------
  Armen A. Avanessians                                    149,671
  -----------------------------------------------------------------------
  David Baum                                               52,059
  -----------------------------------------------------------------------
  Ron E. Beller                                           104,243
  -----------------------------------------------------------------------
  Milton R. Berlinski                                      84,009
  -----------------------------------------------------------------------
  Lloyd C. Blankfein                                      265,290
  -----------------------------------------------------------------------
  David W. Blood                                           88,430
  -----------------------------------------------------------------------
  Peter L. Briger, Jr.                                    107,893
  -----------------------------------------------------------------------
  Richard J. Bronks                                        52,665
  -----------------------------------------------------------------------
  Lawrence R. Buchalter                                    98,850
  -----------------------------------------------------------------------
  Christopher J. Carrera                                   52,145
  -----------------------------------------------------------------------
  Mary Ann Casati                                          52,174
  -----------------------------------------------------------------------
  Zachariah Cobrinik                                      138,713
  -----------------------------------------------------------------------
  Gary D. Cohn                                            182,882
  -----------------------------------------------------------------------
  Christopher A. Cole                                     132,645
  -----------------------------------------------------------------------
  Carlos A. Cordeiro                                      193,404
  -----------------------------------------------------------------------
  Henry Cornell                                            91,445
  -----------------------------------------------------------------------
  Jon S. Corzine                                          562,366
  -----------------------------------------------------------------------
  Frank L. Coulson, Jr.                                   207,811
  -----------------------------------------------------------------------
  Randolph L. Cowen                                        95,228
  -----------------------------------------------------------------------
  Timothy D. Dattels                                       98,911
  -----------------------------------------------------------------------
  Gavyn Davies                                            299,949
  -----------------------------------------------------------------------
  David A. Dechman                                         51,824
  -----------------------------------------------------------------------
  Robert V. Delaney, Jr.                                  155,289
  -----------------------------------------------------------------------
  Alexander C. Dibelius                                    33,442
  -----------------------------------------------------------------------
  John O. Downing                                         176,860
  -----------------------------------------------------------------------
  C. Steven Duncker                                        66,323
  -----------------------------------------------------------------------
  Glenn P. Earle                                           98,811
  -----------------------------------------------------------------------
  Paul S. Efron                                            53,058
  -----------------------------------------------------------------------
  Pieter Maarten Feenstra                                  54,938
  -----------------------------------------------------------------------
  Lawton W. Fitt                                          153,621
  -----------------------------------------------------------------------
  David B. Ford                                            97,273
  -----------------------------------------------------------------------
  Edward C. Forst                                          44,215
  -----------------------------------------------------------------------
  Christopher G. French                                    53,811
  -----------------------------------------------------------------------
  Richard A. Friedman                                     309,505
  -----------------------------------------------------------------------
  Joseph D. Gatto                                         154,730
  -----------------------------------------------------------------------
  Peter C. Gerhard                                        184,515
  -----------------------------------------------------------------------
  Jeffrey B. Goldenberg                                    34,867
  -----------------------------------------------------------------------
  Jacob D. Goldfield                                      280,321
  -----------------------------------------------------------------------

  -----------------------------------------------------------------------
                                                         NUMBER OF
  COVERED PERSON                                        SHARES SOLD
  -----------------------------------------------------------------------
  Amy O. Goodfriend                                        35,372
  -----------------------------------------------------------------------
  Andrew M. Gordon                                         44,215
  -----------------------------------------------------------------------
  Geoffrey T. Grant                                        94,128
  -----------------------------------------------------------------------
  Joseph D. Gutman                                         64,123
  -----------------------------------------------------------------------
  Robert S. Harrison                                      108,069
  -----------------------------------------------------------------------
  Thomas J. Healey                                        194,118
  -----------------------------------------------------------------------
  Sylvain M. Hefes                                         67,806
  -----------------------------------------------------------------------
  David B. Heller                                          88,430
  -----------------------------------------------------------------------
  Mary C. Henry                                            97,119
  -----------------------------------------------------------------------
  Jacquelyn M. Hoffman-Zehner                              76,032
  -----------------------------------------------------------------------
  Fern Hurst                                               44,215
  -----------------------------------------------------------------------
  Robert J. Hurst                                         252,026
  -----------------------------------------------------------------------
  Timothy J. Ingrassia                                     53,948
  -----------------------------------------------------------------------
  Reuben Jeffery III                                      196,304
  -----------------------------------------------------------------------
  Stefan J. Jentzsch                                       49,752
  -----------------------------------------------------------------------
  Barry A. Kaplan                                          97,302
  -----------------------------------------------------------------------
  Robert J. Katz                                          243,183
  -----------------------------------------------------------------------
  Kevin W. Kennedy                                        285,902
  -----------------------------------------------------------------------
  Douglas W. Kimmelman                                     95,092
  -----------------------------------------------------------------------
  Bradford C. Koenig                                      107,973
  -----------------------------------------------------------------------
  Jonathan L. Kolatch                                     114,992
  -----------------------------------------------------------------------
  David G. Lambert                                         76,843
  -----------------------------------------------------------------------
  Thomas D. Lasersohn                                      52,683
  -----------------------------------------------------------------------
  Matthew G. L'Heureux                                     51,289
  -----------------------------------------------------------------------
  Lawrence H. Linden                                      180,791
  -----------------------------------------------------------------------
  Robert Litterman                                        146,102
  -----------------------------------------------------------------------
  Robert H. Litzenberger                                   53,012
  -----------------------------------------------------------------------
  Jonathan M. Lopatin                                     128,399
  -----------------------------------------------------------------------
  Michael R. Lynch                                        229,918
  -----------------------------------------------------------------------
  Ronald G. Marks                                          99,123
  -----------------------------------------------------------------------
  Eff W. Martin                                           261,519
  -----------------------------------------------------------------------
  John P. McNulty                                         293,535
  -----------------------------------------------------------------------
  E. Scott Mead                                           168,017
  -----------------------------------------------------------------------
  T. Willem Mesdag                                         44,215
  -----------------------------------------------------------------------
  Eric M. Mindich                                         183,581
  -----------------------------------------------------------------------
  Steven T. Mnuchin                                       185,689
  -----------------------------------------------------------------------
  Karsten N. Moller                                        49,926
  -----------------------------------------------------------------------
  Thomas K. Montag                                        180,639
  -----------------------------------------------------------------------
  Robert B. Morris III                                    231,986
  -----------------------------------------------------------------------
  Michael Mortara                                         348,167
  -----------------------------------------------------------------------
  Sharmin Mossavar-Rahmani                                154,753
  -----------------------------------------------------------------------
  Edward A. Mule                                          154,753
  -----------------------------------------------------------------------
  Thomas S. Murphy, Jr.                                    53,058
  -----------------------------------------------------------------------
  Avi M. Nash                                              53,058
  -----------------------------------------------------------------------
  Daniel M. Neidich                                       357,778
  -----------------------------------------------------------------------
  Kipp M. Nelson                                          118,223
  -----------------------------------------------------------------------
  Robin Neustein                                          237,779
  -----------------------------------------------------------------------
  Suzanne M. Nora Johnson                                 190,610
  -----------------------------------------------------------------------
  Michael E. Novogratz                                     50,632
  -----------------------------------------------------------------------
  Terence J. O'Neill                                      178,395
  -----------------------------------------------------------------------
  Timothy J. O'Neill                                      208,695
  -----------------------------------------------------------------------
  Donald C. Opatrny, Jr.                                  267,940
  -----------------------------------------------------------------------
  Robert J. O'Shea                                        184,996
  -----------------------------------------------------------------------


  -----------------------------------------------------------------------
                                                         NUMBER OF
  COVERED PERSON                                        SHARES SOLD
  -----------------------------------------------------------------------
  Greg M. Ostroff                                          53,444
  -----------------------------------------------------------------------
  Robert J. Pace                                           51,113
  -----------------------------------------------------------------------
  Gregory K. Palm                                         227,577
  -----------------------------------------------------------------------
  Scott M. Pinkus                                         245,897
  -----------------------------------------------------------------------
  John J. Powers                                          221,075
  -----------------------------------------------------------------------
  Michael A. Price                                         52,795
  -----------------------------------------------------------------------
  Scott Prince                                             52,162
  -----------------------------------------------------------------------
  Stephen D. Quinn                                        186,248
  -----------------------------------------------------------------------
  Michael G. Rantz                                        166,777
  -----------------------------------------------------------------------
  Girish V. Reddy                                          78,213
  -----------------------------------------------------------------------
  Arthur J. Reimers III                                   204,813
  -----------------------------------------------------------------------
  James P. Riley, Jr.                                     249,234
  -----------------------------------------------------------------------
  Simon M. Robertson                                      152,830
  -----------------------------------------------------------------------
  J. David Rogers                                         110,538
  -----------------------------------------------------------------------
  Emmanuel Roman                                            3,444
  -----------------------------------------------------------------------
  Ralph F. Rosenberg                                       50,693
  -----------------------------------------------------------------------
  Stuart M. Rothenberg                                    107,782
  -----------------------------------------------------------------------
  Michael S. Rubinoff                                      52,577
  -----------------------------------------------------------------------
  Richard M. Ruzika                                        50,554
  -----------------------------------------------------------------------
  Jeri Lynn Ryan                                           29,587
  -----------------------------------------------------------------------
  Michael D. Ryan                                          44,215
  -----------------------------------------------------------------------
  Joseph Sassoon                                          165,637
  -----------------------------------------------------------------------
  Muneer A. Satter                                         93,619
  -----------------------------------------------------------------------
  Jonathan S. Savitz                                       51,816
  -----------------------------------------------------------------------
  Peter Savitz                                            138,908
  -----------------------------------------------------------------------
  Howard B. Schiller                                      108,208
  -----------------------------------------------------------------------
  Antoine Schwartz                                         55,267
  -----------------------------------------------------------------------
  Eric S. Schwartz                                        182,408
  -----------------------------------------------------------------------
  Charles B. Seelig, Jr.                                  184,922
  -----------------------------------------------------------------------
  Steven M. Shafran                                        77,188
  -----------------------------------------------------------------------
  Richard G. Sherlund                                     153,974
  -----------------------------------------------------------------------
  Michael S. Sherwood                                     176,376
  -----------------------------------------------------------------------
  Howard A. Silverstein                                   122,033
  -----------------------------------------------------------------------
  Dinakar Singh                                            51,796
  -----------------------------------------------------------------------
  Christian J. Siva-Jothy                                  48,637
  -----------------------------------------------------------------------
  Cody J Smith                                            130,011
  -----------------------------------------------------------------------
  Jonathan S. Sobel                                        51,680
  -----------------------------------------------------------------------
  Marc A. Spilker                                          96,319
  -----------------------------------------------------------------------
  Daniel W. Stanton                                       163,596
  -----------------------------------------------------------------------
  Esta E. Stecher                                         134,681
  -----------------------------------------------------------------------
  Cathrine S. Steck                                        39,794
  -----------------------------------------------------------------------
  Fredric E. Steck                                         53,058
  -----------------------------------------------------------------------
  Gene T. Sykes                                           176,860
  -----------------------------------------------------------------------
  Mark R. Tercek                                          111,974
  -----------------------------------------------------------------------
  Donald F. Textor                                        171,762
  -----------------------------------------------------------------------
  John R. Tormondsen                                       66,323
  -----------------------------------------------------------------------
  Leslie C. Tortora                                       225,550
  -----------------------------------------------------------------------
  John L. Townsend III                                    182,550
  -----------------------------------------------------------------------
  Byron D. Trott                                          106,116
  -----------------------------------------------------------------------
  Robert B. Tudor III                                      52,926
  -----------------------------------------------------------------------
  Malcolm B. Turnbull*                                     55,267
  -----------------------------------------------------------------------
  John E. Urban                                            35,372
  -----------------------------------------------------------------------
  Lee G. Vance                                            216,376
  -----------------------------------------------------------------------

  -----------------------------------------------------------------------
                                                         NUMBER OF
  COVERED PERSON                                        SHARES SOLD
  -----------------------------------------------------------------------
  George H. Walker IV                                      53,179
  -----------------------------------------------------------------------
  Thomas B. Walker III                                    245,159
  -----------------------------------------------------------------------
  Patrick J. Ward                                         313,784
  -----------------------------------------------------------------------
  George W. Wellde, Jr.                                   176,860
  -----------------------------------------------------------------------
  Kendrick R. Wilson III                                  137,103
  -----------------------------------------------------------------------
  Jon Winkelried                                          293,216
  -----------------------------------------------------------------------
  Steven J. Wisch                                          94,792
  -----------------------------------------------------------------------
  Richard E. Witten                                       176,860
  -----------------------------------------------------------------------
  Tracy R. Wolstencroft                                   155,030
  -----------------------------------------------------------------------
  Danny O. Yee                                            135,874
  -----------------------------------------------------------------------
  Gregory H. Zehner                                        95,344
  -----------------------------------------------------------------------
  Joseph R. Zimmel                                        239,533
  -----------------------------------------------------------------------
  Barry L. Zubrow                                         265,290
  -----------------------------------------------------------------------
  Mark A. Zurack                                          127,762
  -----------------------------------------------------------------------

  -----------------------------------------------------------------------
  TRUSTS
  -----------------------------------------------------------------------
  Anahue Trust                                             54,938
  -----------------------------------------------------------------------
  The Karsten Moller & Barbara Kahn-
      Moller Trust                                         50,000
  -----------------------------------------------------------------------
  Rayas Trust                                              50,000
  -----------------------------------------------------------------------
  Vyrona Trust                                            150,000
  -----------------------------------------------------------------------

  -----------------------------------------------------------------------
  PARTNERSHIPS
  -----------------------------------------------------------------------
  Daniel G. Brennan Family Limited
      Partnership                                          16,411
  -----------------------------------------------------------------------

  -----------------------------------------------------------------------
  CORPORATIONS
  -----------------------------------------------------------------------
  HJS2 Limited                                             54,530
  -----------------------------------------------------------------------
  Majix Limited                                            88,430
  -----------------------------------------------------------------------
  Melalula Limited                                        198,122
  -----------------------------------------------------------------------

-------------
* Includes shares held by a corporation wholly owned by the Covered Person.

                                  SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: August 8, 2000
                                  By:   /s/ Gregory K. Palm
                                       -------------------------------------
                                         Name:  Gregory K. Palm
                                         Title: Attorney-in-Fact


                                        EXHIBIT INDEX
       Exhibit                          Description
----------------    -------------------------------------------------------------
         A.            Shareholders' Agreement, dated as of May 7, 1999
                       (incorporated by reference to Exhibit A to the Schedule
                       13D filed May 17, 1999 (File No. 005-56295) (the "Initial
                       Schedule 13D")).


         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the
                       Estate of Bernice Pauahi Bishop and Kamehameha
                       Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank,
                       Limited and Sumitomo Bank Capital Markets, Inc.
                       (incorporated by reference to Exhibit C to the Initial
                       Schedule 13D).

         D.            Form of Agreement Relating to Noncompetition and Other
                       Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No.
                       333-74449) filed by The Goldman Sachs Group, Inc.).

         E.            Form of Pledge Agreement (the "IPO Pledge Agreement")
                       (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         F.            Form of Amendment No. 1 to the IPO Pledge Agreement
                       (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No.
                       005-56295)).

         G.            Registration Rights Instrument, dated as of December 10,
                       1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed
                       December 17, 1999 (File No. 005-56295)).

         H.            Supplemental Registration Rights Instrument, dated as of
                       December 10, 1999 (incorporated by reference to Exhibit
                       H to Amendment No. 1 to the Initial Schedule 13D, filed
                       December 17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The
                       Goldman I. Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule
                       13D, filed June 21, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs
                       Group, L.P. who are currently managing directors of The
                       Goldman Sachs Group, Inc. (incorporated by reference to
                       Exhibit J to Amendment No. 2 to the Initial Schedule
                       13D, filed June 21, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June
                       30, 2000 (File No. 005-56295)).

         L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule
                       13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed
                       June 30, 2000 (File No. 005-56295)).

         N.            Form of Guarantee and Pledge Agreement for non-U.S.
                       corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June
                       30, 2000 (File No. 005-


                       56295)).

         O.            Form of Pledge Agreement for shareholders of non-U.S.
                       corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June
                       30, 2000 (File No. 005-56295)).

         P.            Form of Pledge Agreement for shareholders of non-U.S.
                       corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule
                       13D, filed June 30, 2000 (File No. 005-56295)).

         Q.            Form of Counterpart to Shareholders' Agreement for
                       Transferee Covered Persons (incorporated by reference to
                       Exhibit Q to Amendment No. 5 to the Initial Schedule
                       13D, filed August 2, 2000 (File No. 005-56295)).

         R.            Supplemental Registration Rights Instrument, dated as of
                       June 19, 2000 (incorporated by reference to Exhibit R to
                       Amendment No. 5 to the Initial Schedule 13D, filed
                       August 2, 2000 (File No. 005-56295)).

         S.            Supplemental Registration Rights Instrument, dated as of
                       July 31, 2000 (incorporated by reference to Exhibit S to
                       Amendment No. 5 to the Initial Schedule 13D, filed
                       August 2, 2000 (File No. 005-56295)).

         T.            Underwriting Agreement (U.S. Version), dated as of
                       August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed
                       August 2, 2000 (File No. 005-56295)).

         U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit
                       U to Amendment No. 5 to the Initial Schedule 13D, filed
                       August 2, 2000 (File No. 005-56295)).

         V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit
                       V to Amendment No. 5 to the Initial Schedule 13D, filed
                       August 2, 2000 (File No. 005-56295)).

         W.            Power of Attorney (incorporated by reference to Exhibit
                       I to Amendment No. 1 to the Initial Schedule 13D, filed
                       December 17, 1999 (File No. 005-56295)).